EXHIBIT 99.3

Item 8.	Financial Statements and Supplementary Data

SYSCO CORPORATION AND SUBSIDIARIES

All schedules are omitted because they are not applicable or the information is set forth in the consolidated financial statements or notes thereto.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Sysco Corporation (“Sysco”) is responsible for establishing and maintaining adequate internal control over financial reporting for the company. Sysco’s internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Sysco’s management assessed the effectiveness of Sysco’s internal control over financial reporting as of July 2, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on this assessment, management concluded that, as of July 2, 2016, Sysco’s internal control over financial reporting was effective based on those criteria.

Ernst & Young LLP has issued an audit report on the effectiveness of Sysco’s internal control over financial reporting as of July 2, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of Sysco Corporation

We have audited Sysco Corporation (a Delaware Corporation) and subsidiaries’ (the “Company”) internal control over financial reporting as of July 2, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Sysco Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Sysco Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of July 2, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of July 2, 2016 and June 27, 2015, and the related consolidated results of operations and statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended July 2, 2016 of Sysco Corporation and subsidiaries and our report dated August 29, 2016 (except for Notes 1, 8 and 22, for which the date is February 6, 2017) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

August 29, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders of Sysco Corporation

We have audited the accompanying consolidated balance sheets of Sysco Corporation (a Delaware Corporation) and subsidiaries (the “Company”) as of July 2, 2016 and June 27, 2015, and the related consolidated results of operations, and statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended July 2, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of July 2, 2016 and June 27, 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of July 2, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated August 29, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

August 29, 2016 (except for Notes 1, 8 and 22, for which the date is February 6, 2017)

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	July 2, 2016	June 27, 2015

ASSETS
Current assets
Cash and cash equivalents	$3,919,300	$5,130,044
Accounts and notes receivable, less allowances of $37,880 and $41,720	3,380,971	3,353,381
Inventories	2,639,174	2,691,823
Deferred income taxes	—	135,254
Prepaid expenses and other current assets	114,454	93,039
Prepaid income taxes	—	90,763

Total current assets	10,053,899	11,494,304
Plant and equipment at cost, less depreciation	3,880,442	3,982,143
Long-term assets
Goodwill	2,121,661	1,959,817
Intangibles, less amortization	207,461	154,809
Restricted cash	—	168,274
Deferred income taxes	207,320	—
Other assets	251,021	229,934

Total other assets	2,787,463	2,512,834

Total assets	$16,721,804	$17,989,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$89,563	$70,751
Accounts payable	2,935,982	2,881,953
Accrued expenses	1,289,312	1,467,610
Accrued income taxes	110,690	—
Current maturities of long-term debt	8,909	4,979,301

Total current liabilities	4,434,456	9,399,615
Long-term liabilities
Long-term debt	7,336,930	2,271,825
Deferred income taxes	26,942	81,591
Other long-term liabilities	1,368,482	934,722

Total other liabilities	8,732,354	3,288,138
Commitments and contingencies
Noncontrolling interests	75,386	41,304
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,281,140	1,213,999
Retained earnings	9,006,138	8,751,985
Accumulated other comprehensive loss	(1,358,118)	(923,197)
Treasury stock at cost, 205,577,484 and 170,857,231 shares	(6,214,727)	(4,547,738)

Total shareholders’ equity	3,479,608	5,260,224

Total liabilities and shareholders’ equity	$16,721,804	$17,989,281

See Notes to Consolidated Financial Statements

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In thousands, except for share and per share data)

	Year Ended
	Jul. 2, 2016	Jun. 27, 2015	Jun. 28, 2014
	(In thousands except for share and per share data)
Sales	$50,366,919	$48,680,752	$46,516,712
Cost of sales	41,326,447	40,129,236	38,335,677

Gross profit	9,040,472	8,551,516	8,181,035
Operating expenses	7,189,972	7,322,154	6,593,913

Operating income	1,850,500	1,229,362	1,587,122
Interest expense	306,146	254,807	123,741
Other expense (income), net	111,347	(33,592)	(12,243)

Earnings before income taxes	1,433,007	1,008,147	1,475,624
Income taxes	483,385	321,374	544,091

Net earnings	$949,622	$686,773	$931,533

Net earnings:
Basic earnings per share	$1.66	$1.16	$1.59
Diluted earnings per share	1.64	1.15	1.58

Average shares outstanding	573,057,406	592,072,308	585,988,084
Diluted shares outstanding	577,391,406	596,849,034	590,216,220
Dividends declared per common share	$1.23	$1.19	$1.15

See Notes to Consolidated Financial Statements

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended
	Jul. 2, 2016	Jun. 27, 2015	Jun. 28, 2014
	(In thousands)
Net earnings	$949,622	$686,773	$931,533
Other comprehensive (loss):
Foreign currency translation adjustment	(39,080)	(232,185)	(3,106)
Items presented net of tax:
Amortization of cash flow hedges	7,111	5,116	385
Change in fair value of cash flow hedges	(3,779)	(34,111)	(82,215)
Amortization of prior service cost	6,992	6,949	6,970
Amortization of actuarial loss, net	13,352	11,972	9,968
Prior service cost arising in current year	—	(563)	214
Actuarial (loss), net arising in current year	(419,517)	(37,712)	(127,942)

Total other comprehensive (loss)	(434,921)	(280,534)	(195,726)

Comprehensive income	$514,701	$406,239	$735,807

See Notes to Consolidated Financial Statements

Sysco Corporation and its Consolidated Subsidiaries

CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

(In thousands, except for share data)

					Accumulated Other Comprehensive

	Common Stock		Paid-in	Retained		Treasury Stock
	Shares	Amount	Capital	Earnings	Loss	Shares	Amounts	Totals
	(In thousands except for share data)

Balance as of June 29, 2013	765,174,900	$765,175	$1,059,624	$8,512,786	$(446,937)	179,068,430	$(4,698,838)	$5,191,810

Net earnings				931,533				931,533

Foreign currency translation adjustment					(3,106)			(3,106)

Amortization of cash flow hedges, net of tax					385			385

Change in fair value of cash flow hedges, net of tax					(82,215)			(82,215)

Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					16,938			16,938

Pension funded status adjustment, net of tax					(127,728)			(127,728)

Dividends declared				(673,568)				(673,568)

Treasury stock purchases						9,834,000	(324,665)	(324,665)

Share-based compensation awards			79,594			(9,852,244)	257,717	337,311

Balance as of June 28, 2014	765,174,900	$765,175	$1,139,218	$8,770,751	$(642,663)	179,050,186	$(4,765,786)	$5,266,695

Net earnings				686,773				686,773

Foreign currency translation adjustment					(232,185)			(232,185)

Amortization of cash flow hedges, net of tax					5,116			5,116

Change in fair value of cash flow hedges, net of tax					(34,111)			(34,111)
Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					18,921			18,921

Pension funded status adjustment, net of tax					(38,275)			(38,275)

Dividends declared				(705,539)				(705,539)

Share-based compensation awards			74,781			(8,192,955)	218,048	292,829

Balance as of June 27, 2015	765,174,900	$765,175	$1,213,999	$8,751,985	$(923,197)	170,857,231	$(4,547,738)	$5,260,224

Net earnings				949,622				949,622

Foreign currency translation adjustment					(39,080)			(39,080)

Amortization of cash flow hedges, net of tax					7,111			7,111
Change in fair value of cash flow hedges, net of tax					(3,779)			(3,779)
Reclassification of pension and other postretirement benefit plans amounts to net earnings, net of tax					20,344			20,344

Pension funded status adjustment, net of tax					(419,517)			(419,517)

Dividends declared				(695,469)				(695,469)

Treasury stock purchases						44,716,180	(1,949,445)	(1,949,445)

Share-based compensation awards			67,141			(9,995,927)	282,456	349,597

Balance as of July 2, 2016	765,174,900	$765,175	$1,281,140	$9,006,138	$(1,358,118)	205,577,484	$(6,214,727)	$3,479,608

See Notes to Consolidated Financial Statements

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In thousands)

	Year Ended
	Jul. 2, 2016	Jun. 27, 2015	Jun. 28, 2014
Cash flows from operating activities:
Net earnings	$949,622	$686,773	$931,533
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	79,466	73,766	74,328
Depreciation and amortization	662,710	553,021	547,776
Amortization of debt issuance and other debt-related costs	45,137	27,943	8,286
Loss on extinguishment of debt	86,460	—	—
Loss on foreign exchange remeasurement	101,228	—	—
Deferred income taxes	93,871	(4,705)	(30,665)
Provision for losses on receivables	20,372	17,996	34,429
Other non-cash items	23,347	(24,205)	2,875
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(27,311)	(11,741)	(236,320)
Decrease (increase) in inventories	66,937	(125,232)	(195,845)
(Increase) in prepaid expenses and other current assets	(8,468)	(10,508)	(24,787)
Increase in accounts payable	23,863	72,516	392,720
(Decrease) increase in accrued expenses	(178,275)	464,403	55,838
Increase (decrease) in accrued income taxes	231,542	(32,843)	(18,672)
(Increase) decrease in other assets	(6,639)	(10,745)	23,552
(Decrease) in other long-term liabilities	(196,190)	(105,501)	(63,753)
Excess tax benefits from share-based compensation arrangements	(34,530)	(15,454)	(8,480)

Net cash provided by operating activities	1,933,142	1,555,484	1,492,815
Cash flows from investing activities:
Additions to plant and equipment	(527,346)	(542,830)	(523,206)
Proceeds from sales of plant and equipment	23,511	24,472	25,790
Acquisition of businesses, net of cash acquired	(219,218)	(115,862)	(79,338)
Decrease (increase) in restricted cash	168,274	(20,126)	(84)
Purchase of foreign currency options	(103,501)	—	—
Proceeds from the sales of foreign currency options	57,452	—	—

Net cash used for investing activities	(600,828)	(654,346)	(576,838)
Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(129,999)	34,499
Other debt borrowings including senior notes	5,134,709	5,041,032	36,830
Other debt repayments	(126,797)	(354,007)	(229,507)
Redemption of senior notes	(5,050,000)	—	—
Debt issuance costs	(39,676)	(30,980)	(22,175)
Cash paid for settlement of cash flow hedge	(6,134)	—	—
Cash received from termination of interest rate swap agreements	14,496	(188,840)	—
Proceeds from stock option exercises	282,455	240,176	255,613
Treasury stock purchases	(1,949,445)	—	(332,381)
Dividends paid	(698,869)	(695,274)	(667,217)
Excess tax benefits from share-based compensation arrangements	34,530	15,454	8,480

Net cash (used for) provided by financing activities	(2,404,731)	3,897,562	(915,858)
Effect of exchange rates on cash and cash equivalents	(138,327)	(81,702)	642

Net (decrease) increase in cash and cash equivalents	(1,210,744)	4,716,998	761
Cash and cash equivalents at beginning of period	5,130,044	413,046	412,285

Cash and cash equivalents at end of period	$3,919,300	$5,130,044	$413,046

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$200,174	$192,939	$128,861
Income taxes	180,565	376,508	591,334

See Notes to Consolidated Financial Statements

Sysco Corporation and its Consolidated Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless this Form 10-K indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Sysco,” or “the company” as used in this Form 10-K refer to Sysco Corporation together with its consolidated subsidiaries and divisions.

1. SUMMARY OF ACCOUNTING POLICIES

Business and Consolidation

Sysco Corporation, acting through its subsidiaries and divisions (Sysco or the company), is engaged in the marketing and distribution of a wide range of food and related products primarily to the foodservice or food-away-from-home industry. These services are performed for approximately 425,000 customers from 199 distribution facilities located throughout the United States (U.S.), Bahamas, Canada and Ireland.

Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016, and 52-week years for the years ended June 27, 2015 for fiscal 2015 and June 28, 2014 for fiscal 2014.

The accompanying financial statements include the accounts of Sysco and its consolidated subsidiaries. All significant intercompany transactions and account balances have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, sales and expenses. Actual results could differ from the estimates used.

On July 5, 2016, Sysco consummated its acquisition of Cucina Lux Investments Limited (a private company limited by shares organized under the laws of England and Wales), a holding company of the Brakes Group. This acquisition, combined with a change in how the chief operating decision maker assesses performance and allocates resources, resulted in a change in the company’s segment reporting. This is further described in Note 22, “Business Segment Information”.

Cash and Cash Equivalents

Cash includes cash equivalents such as time deposits, certificates of deposit, short-term investments and all highly liquid instruments with original maturities of three months or less, which are recorded at fair value.

Accounts Receivable

Accounts receivable consist primarily of trade receivables from customers and receivables from suppliers for marketing or incentive programs. Sysco determines the past due status of trade receivables based on contractual terms with each customer. Sysco evaluates the collectability of accounts receivable and determines the appropriate reserve for doubtful accounts based on a combination of factors. The company utilizes specific criteria to determine uncollectible receivables to be written off including whether a customer has filed for or been placed in bankruptcy, has had accounts referred to outside parties for collection or has had accounts past due over specified periods. In these instances, a specific allowance for doubtful accounts is recorded to reduce the receivable to the net amount reasonably expected to be collected. Allowances are recorded for all other receivables based on an analysis of historical trends of write-offs and recoveries.

Inventories

Inventories consisting primarily of finished goods include food and related products and lodging products held for resale and are valued at the lower of cost (first-in, first-out method) or market. Elements of costs include the purchase price of the product and freight charges to deliver the product to the company’s warehouses and are net of certain cash or non-cash consideration received from vendors (see “Vendor Consideration”).

Plant and Equipment

Capital additions, improvements and major replacements are classified as plant and equipment and are carried at cost. Depreciation is recorded using the straight-line method, which reduces the book value of each asset in equal amounts over its estimated useful life, and is included within operating expenses in the consolidated results of operations. Maintenance, repairs and minor replacements are charged to earnings when they are incurred. Upon the disposition of an asset, its accumulated depreciation is deducted from the original cost, and any gain or loss is reflected in current earnings.

Certain internal and external costs related to the acquisition and development of internal use software are capitalized within plant and equipment during the application development stages of the project.

Applicable interest charges incurred during the construction of new facilities and development of software for internal use are capitalized as one of the elements of cost and are amortized over the assets’ estimated useful lives. Interest capitalized for the past three fiscal years was $2.0 million in fiscal 2016, $0.9 million in fiscal 2015 and $1.1 million in fiscal 2014.

Long-Lived Assets

Management reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Cash flows expected to be generated by the related assets are estimated over the asset’s useful life based on updated projections on an undiscounted basis. For assets held for use, Sysco groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If the evaluation indicates that the carrying value of the asset may not be recoverable, the potential impairment is measured using fair value. Impairment losses for assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Intangibles

Goodwill and intangibles represent the excess of cost over the fair value of tangible net assets acquired. Goodwill and intangibles with indefinite lives are not amortized. Goodwill is assigned to the reporting units that are expected to benefit from the synergies of a business combination. The recoverability of goodwill and indefinite-lived intangibles is assessed annually, or more frequently as needed when events or changes have occurred that would suggest an impairment of carrying value, by determining whether the fair values of the applicable reporting units exceed their carrying values. The reporting units used to assess goodwill impairment are the company’s 14 operating segments as described in Note 22, “Business Segment Information.” The components within each of the 14 operating segments have similar economic characteristics and therefore are aggregated into 14 reporting units. The evaluation of fair value requires the use of projections, estimates and assumptions as to the future performance of the operations in performing a discounted cash flow analysis, as well as assumptions regarding sales and earnings multiples that would be applied in comparable acquisitions.

Intangibles with definite lives are amortized over their useful lives in a manner consistent with underlying cash flow, which generally ranges from two to ten years. Management reviews finite-lived intangibles for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Cash flows expected to be generated by the finite-lived intangibles are estimated over the intangible asset’s useful life based on updated projections on an undiscounted basis. If the evaluation indicates that the carrying value of the finite-lived intangible asset may not be recoverable, the potential impairment is measured at fair value.

Restricted Cash

Sysco is required by its insurers to collateralize a part of the self-insured portion of its workers’ compensation and liability claims. Sysco has chosen to satisfy these collateral requirements by depositing funds in insurance trusts or by issuing letters of credit. Sysco chose to satisfy these collateral requirements by issuing letters of credit in fiscal 2016. All amounts in restricted cash at June 27, 2015 represented funds deposited in insurance trusts.

Derivative Financial Instruments

All derivatives are recognized as assets or liabilities within the consolidated balance sheets at fair value at their gross values. Gains or losses on derivative financial instruments designated as fair value hedges are recognized immediately in the consolidated results of operations, along with the offsetting gain or loss related to the underlying hedged item.

Gains or losses on derivative financial instruments designated as cash flow hedges are recorded as a separate component of shareholders’ equity from inception of the hedges to their settlement, at which time gains or losses are reclassified to the Consolidated Results of Operations in conjunction with the recognition of the underlying hedged item.

In the normal course of business, Sysco enters into forward purchase agreements for the procurement of fuel and electricity. Certain of these agreements meet the definition of a derivative. However, the company elected to use the normal purchase and sale exemption available under derivatives accounting literature; therefore, these agreements are not recorded at fair value.

Investments in Corporate-Owned Life Insurance

Investments in corporate-owned life insurance (COLI) policies are recorded at their cash surrender values as of each balance sheet date. Changes in the cash surrender value during the period are recorded as a gain or loss within operating expenses. Sysco has the ability and intent to hold its COLI policies to maturity and the company does not record deferred tax balances related to cash surrender value gains or losses for these policies. Deferred tax balances are recorded for those policies that Sysco intends to redeem prior to maturity. The total amounts related to the company’s investments in COLI policies included in other assets in the consolidated balance sheets were $163.3 million and $162.8 million at July 2, 2016 and June 27, 2015, respectively.

Treasury Stock

The company records treasury stock purchases at cost. Shares removed from treasury are valued at cost using the average cost method.

Foreign Currency Translation

The assets and liabilities of all foreign subsidiaries are translated at current exchange rates. Related translation adjustments are recorded as a component of accumulated other comprehensive income (loss).

Revenue Recognition

The company recognizes revenue from the sale of a product when it is considered to be realized or realizable and earned. The company determines these requirements to be met at the point at which the product is delivered to the customer. The company grants certain customers sales incentives such as rebates or discounts and treats these as a reduction of sales at the time the sale is recognized. Sales tax collected from customers is not included in revenue but rather recorded as a liability due to the respective taxing authorities. Purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another are considered to be a single nonmonetary transaction. As such, the company records the net effect of such transactions in the consolidated results of operations within sales.

Vendor Consideration

Sysco recognizes consideration received from vendors when the services performed in connection with the monies received are completed and when the related product has been sold by Sysco as a reduction to cost of sales. There are several types of cash consideration received from vendors. In many instances, the vendor consideration is in the form of a specified amount per case or per pound. In these instances, Sysco will recognize the vendor consideration as a reduction of cost of sales when the product is sold. In the situations in which the vendor consideration is not related directly to specific product purchases, Sysco will recognize these as a reduction of cost of sales when the earnings process is complete, the related service is performed and the amounts are realized.

Shipping and Handling Costs

Shipping and handling costs include costs associated with the selection of products and delivery to customers. Included in operating expenses are shipping and handling costs of approximately $2.6 billion in fiscal 2016, fiscal 2015 and fiscal 2014.

Insurance Program

Sysco maintains a self-insurance program covering portions of workers’ compensation, general and vehicle liability and property insurance costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. The company also maintains a fully self-insured group medical program. Liabilities associated with these risks are estimated in part by considering historical claims experience, medical cost trends, demographic factors, severity factors and other actuarial assumptions.

Share-Based Compensation

Sysco recognizes expense for its share-based compensation based on the fair value of the awards that are granted. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model. Option pricing methods require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of restricted stock and restricted stock unit awards are based on the company’s stock price on the date of grant. Measured compensation cost is recognized ratably over the vesting period of the related share-based compensation award. Cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows on the consolidated cash flows statements.

Income Taxes

Sysco recognizes deferred tax assets and liabilities based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured pursuant to tax laws using rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Sysco recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The amount recognized is measured as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon settlement. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, estimated amounts required by the accounting guidance related to uncertain tax positions have been accrued and are classified as a component of income taxes in the consolidated results of operations.

The determination of the company’s provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The company’s provision for income taxes primarily reflects a combination of income earned and taxed in the various U.S. federal and state, as well as various foreign jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the company’s change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

Acquisitions

Acquisitions of businesses are accounted for using the acquisition method of accounting, and the financial statements include the results of the acquired operations from the respective dates of acquisition.

The purchase price of the acquired entities is allocated to the net assets acquired and liabilities assumed based on the estimated fair value at the dates of acquisition, with any excess of cost over the fair value of net assets acquired, including intangibles, recognized as goodwill. The balances included in the consolidated balance sheets related to recent acquisitions are based upon preliminary information and are subject to change when final asset and liability valuations are obtained. Subsequent changes to the preliminary balances are reflected retrospectively, if material. Material changes to the preliminary allocations are not anticipated by management.

Basis of Presentation

The financial statements include consolidated balance sheets, consolidated results of operations, consolidated statements of comprehensive income and consolidated cash flows. In the opinion of management, all adjustments, which consist of normal recurring adjustments, except as otherwise disclosed, necessary to present fairly the financial position, results of operations, comprehensive income and cash flows for all periods presented have been made.

Deferred taxes within the consolidated balance sheet for July 2, 2016, have been classified as long-term due to the adoption of an accounting pronouncement related to simplification in the presentation of deferred taxes. See Note 2, “Changes in Accounting” for additional information on these changes.

In fiscal 2015, Sysco acquired a 50% interest in a foodservice company in Mexico and accounted for this interest using the equity-method of accounting. In fiscal 2016, Sysco obtained control of the board of this company and began consolidating these operations; therefore, the financial position, results of operations and cash flows for this company have been included in Sysco’s consolidated financial statements. The value of the 50% noncontrolling interest is considered redeemable due to certain features of the investment agreement and has been presented as mezzanine equity, which is outside of permanent equity, in the consolidated balance sheets. The income attributable to the noncontrolling interest is located within Other expense (income), net, in the consolidated results of operations, as this amount is not material. The non-cash add back for the change in the value of the noncontrolling interest is located within Other non-cash items on the consolidated cash flows.

In fiscal 2015, Sysco acquired a 50% interest in a foodservice company in Costa Rica. It was determined that consolidation of the entity was appropriate and, therefore, the financial position, results of operations and cash flows for this company have been included in Sysco’s consolidated financial statements. The value of the 50% noncontrolling interest is considered redeemable due to certain features of the investment agreement and has been presented as mezzanine equity, which is outside of permanent equity, in the consolidated balance sheets. The income attributable to the noncontrolling interest is located within Other expense (income), net in the consolidated results of operations, as this amount is not material. The non-cash add back for the change in the value of the noncontrolling interest is located within Other non-cash items on the consolidated cash flows.

2. CHANGES IN ACCOUNTING

Simplification of Balance Sheet Classification of Deferred Taxes

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes, as part of its simplification initiative, which is the FASB’s effort to reduce the cost and complexity of certain aspects of U.S. GAAP. This guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non-current on the balance sheet. The guidance does not change the existing requirement that only permits offsetting of deferred tax assets and deferred tax liabilities within a jurisdiction. The company early adopted this standard in the second quarter of fiscal 2016 on a prospective basis, as permitted by the ASU.

3. NEW ACCOUNTING STANDARDS

Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of its initiative to reduce complexity in accounting standards. The areas for simplification involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In addition, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. The guidance is effective for interim and annual periods beginning after December 15, 2016, which is fiscal 2018 for Sysco, with early adoption permitted. The company is currently reviewing the provisions of the new standard.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), specifying the accounting for leases, which supersedes the leases requirements in Topic 840, Leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting is largely unchanged from the previous accounting standard. In addition, Topic 842 expands the disclosure requirements of lease arrangements. Lessees and lessors will use a modified retrospective transition approach, which includes a number of practical expedients. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, which is fiscal 2020 for Sysco, with early adoption permitted. The company is currently reviewing the provisions of the new standard.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), which requires the following: (1) all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee); (2) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; and (3) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The guidance is effective for interim and annual periods beginning after December 15, 2017, which is fiscal 2019 for Sysco. The company is currently reviewing the provisions of the new standard.

Business Combinations

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805), which requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, which is fiscal 2017 for Sysco. The amendment will be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier adoption permitted.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This new standard will replace all current GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting

Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The collective guidance is effective for interim and annual periods beginning after December 15, 2017, which is fiscal 2019 for Sysco, and could be early adopted in fiscal 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The company has not selected a transition method and is currently evaluating the impact of the pending adoption of this ASU on its ongoing financial reporting.

4. ACQUISITIONS

During fiscal 2016, the company paid cash of $219.2 million for acquisitions. The acquisitions did not have a material effect on operating results, cash flows or financial position. Certain current year and prior year acquisitions involve contingent consideration that include earnout agreements that are payable over periods of up to three years in the event that certain operating results are achieved. Remaining amounts relate to payments that are deferred for a certain period time to ensure pre-acquisition claims do not arise. As of July 2, 2016, aggregate contingent consideration outstanding was $30.9 million, of which $16.4 million was recorded as earnout liabilities included in accrued expenses or other long-term liabilities, depending on when such earnout payments become due.

In February 2016, Sysco entered into a share sale and purchase agreement (the Purchase Agreement) to acquire Cucina Lux Investments Limited, the parent holding company of the Brakes Group (the Brakes Acquisition). On July 5, 2016, following the end of fiscal year 2016, Sysco closed the Brakes Acquisition. The aggregate enterprise value paid by Sysco in connection with the Brakes Acquisition was approximately £2.3 billion (approximately $3.1 billion based on exchange rates on July 5, 2016), and included the repayment of approximately $2.3 billion of the Brakes Group’s then outstanding debt. The purchase price was paid primarily in cash using the proceeds from recent debt issuances and other cash on hand, and is subject to certain adjustments as provided in the Purchase Agreement. The Brakes Group is now wholly owned by Sysco. The Brakes Group is a leading European foodservice business with operations in the United Kingdom, France, Sweden, Ireland, Spain, Belgium and Luxembourg.

5. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

•	Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets;

•	Level 2 – Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

•	Level 3 – Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.

Sysco’s policy is to invest in only high-quality investments. Cash equivalents primarily include time deposits, certificates of deposit, commercial paper, high-quality money market funds and all highly liquid instruments with original maturities of three months or less. Restricted cash consists of investments in high-quality money market funds.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value:

•	Time deposits and commercial paper included in cash equivalents are valued at amortized cost, which approximates fair value. These are included within cash equivalents as a Level 2 measurement in the tables below.

•	Money market funds are valued at the closing price reported by the fund sponsor from an actively traded exchange. These are included within cash equivalents and restricted cash as Level 1 measurements in the tables below.

•	The interest rate swap agreements, discussed further in Note 9, “Derivative Financial Instruments” are valued using a swap valuation model that utilizes an income approach using observable market inputs including interest rates, LIBOR swap rates and credit default swap rates. These are included within other assets and other long-term liabilities as Level 2 measurements in the tables below.

•	Contingent consideration in the form of earnout agreements relating to acquisitions is determined utilizing a discounted cash flow approach using various probability-weighted scenarios. The significant unobservable inputs used in calculating the fair value of the contingent consideration includes financial performance scenarios, the probability of achieving those scenarios and the discount rate. These are included in contingent consideration liabilities as Level 3 measurements in the table below. For additional information, see Note 4, “Acquisitions”.

The following tables present the company’s assets and liabilities measured at fair value on a recurring basis as of July 2, 2016 and June 27, 2015:

	Assets and Liabilities Measured at Fair Value as of July 2, 2016
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash and cash equivalents
Cash equivalents	$634,230	$43,270	$—	$677,500
Other assets
Interest rate swaps	—	36,805	—	36,805

Total assets at fair value	$634,230	$80,075	$—	$714,305

Liabilities:
Contingent consideration	$—	$—	$16,439	$16,439

Total liabilities at fair value	$—	$—	$16,439	$16,439

	Assets and Liabilities Measured at Fair Value as of June 27, 2015
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash and cash equivalents
Cash equivalents	$4,677,735	$63,689	$—	$4,741,424
Restricted cash	168,274	—	—	168,274
Other assets
Interest rate swaps	—	12,597	—	12,597

Total assets at fair value	$4,846,009	$76,286	$—	$4,922,295

Liabilities:
Contingent consideration	$—	$—	$28,644	$28,644

Total liabilities at fair value	$—	$—	$28,644	$28,644

The significant unobservable inputs used in the fair value measurements of our Level 3 contingent consideration liabilities related to earnout agreements were as follows:

	July 2, 2016
	2016	2015
Unobservable Inputs	(Weighted Average)
Probability of achieving payout targets	93.0%	80.6%
Discount Rate	10.8%	10.6%

A decrease in probabilities of achieving the targets or an increase in the discount rates would result in a lower fair value measurement. The fair value of contingent consideration for earnout agreements is reassessed quarterly, including an analysis of the significant inputs used the valuation, as well as the accretion of the present value discount. Changes are reflected within Operating expense in the consolidated results of operations.

The following table provides the changes in fair value of the contingent consideration for earnout liabilities for the periods presented (in thousands):

Balance as of June 28, 2014	$54,896
Contingent consideration liabilities recorded for business acquisitions	8,530
Payments	(32,878)
Currency translation	(1,904)

Balance as of June 27, 2015	$28,644

Contingent consideration liabilities recorded for business acquisitions	2,974
Payments	(14,679)
Currency translation	(500)

Balance as of July 2, 2016	$16,439

The carrying values of accounts receivable and accounts payable approximated their respective fair values due to their short-term maturities. The fair value of Sysco’s total debt is estimated based on the quoted market prices for the same or similar issue or on the current rates offered to the company for debt of the same remaining maturities and is considered a Level 2 measurement. The fair value of total debt was approximately $7.9 billion and $7.6 billion as of July 2, 2016 and June 27, 2015, respectively. The carrying value of total debt was $7.4 billion and $7.3 billion as of July 2, 2016 and June 27, 2015, respectively.

6. ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of the activity in the allowance for doubtful accounts appears below:

	2016	2015	2014
	(In thousands)
Balance at beginning of period	$41,720	$49,902	$47,345
Charged to costs and expenses	20,372	17,996	34,429
Customer accounts written off, net of recoveries	(23,551)	(25,719)	(31,721)
Other adjustments	(661)	(459)	(151)

Balance at end of period	$37,880	$41,720	$49,902

7. PLANT AND EQUIPMENT

A summary of plant and equipment, including the related accumulated depreciation, appears below:

	Jul. 2, 2016	Jun. 27, 2015	Estimated Useful Lives
	(In thousands)
Plant and equipment at cost:
Land	$448,981	$441,939
Buildings and improvements	3,962,454	3,877,817	10-30 years
Fleet and equipment	2,990,267	2,836,554	3-10 years
Computer hardware and software	1,183,548	1,234,138	3-7 years

Total plant and equipment at cost	8,585,250	8,390,448
Accumulated depreciation	(4,704,808)	(4,408,305)

Total plant and equipment, net	$3,880,442	$3,982,143

Depreciation expense, including amortization of capital leases, was $608.7 million in 2016, $495.8 million in 2015 and $493.8 million in 2014.

In fiscal 2016, Sysco announced its revised business technology strategy focused on improving the customer experience. In refocusing its technology approach, Sysco created plans to modernize and add new capability and functionality to its existing SUS Enterprise Resource Planning (ERP) system. In connection with this strategy, Sysco created plans to remove the SAP ERP platform currently used by 12 of its operating companies by the end of fiscal 2017. At the time of the decision, the company had $31.6 million recorded as construction in progress for incomplete projects for the SAP ERP platform and $251.1 million in net book value for internal use software for the SAP ERP platform, with a remaining life of three years. These are included within “computer hardware and software” in the table above. Sysco concluded that the projects under development would not be completed and expensed the $31.6 million in construction in progress in fiscal 2016 within operating expense in the consolidated results of operations. The company tested the internal use software currently amortizing for the SAP ERP platform on an undiscounted cash flow basis and concluded that those cash flows would be sufficient to recover the full asset value for the remaining period the asset is planned to be in use. Sysco shortened the remaining life of the internal use assets to be fully amortized by the end of fiscal 2017, concurrent with the expected time frame to be fully migrated into Sysco’s 12 operating companies to the SUS ERP system. In fiscal 2016, Sysco recognized an additional $41.9 million in amortization expense as a result of shortening the useful lives of these assets.

8. GOODWILL AND OTHER INTANGIBLES

The changes in the carrying amount of goodwill by reportable segment for the years presented are as follows:

	U.S. Foodservice Operations	International Foodservice Operations	SYGMA	Other	Total
	(In thousands)
Carrying amount as of June 28, 2014	$1,118,578	$614,124	$32,609	$185,361	$1,950,672
Goodwill acquired during year	5,314	79,802	—	3,094	88,210
Currency translation/other	(418)	(78,524)	—	(123)	(79,065)

Carrying amount as of June 27, 2015	$1,123,474	$615,402	$32,609	$188,332	$1,959,817

Goodwill acquired during year	61,132	31,447	—	83,638	176,217
Currency translation/other	(123)	(14,149)	(2)	(99)	(14,373)

Carrying amount as of July 2, 2016	$1,184,483	$632,700	$32,607	$271,871	$2,121,661

Amortizable intangible assets acquired during fiscal 2016 were $63.5 million, with a weighted-average amortization period of 9.6 years. Amortizable intangible assets acquired during fiscal 2016 by category were customer relationships, non-compete and other of $59.6 million, $3.4 million and $0.6 million, respectively, with a weighted-average amortization period of 10.0 years, 5.0 years and 3.3 years, respectively.

Fully amortized intangible assets have been removed in the period fully amortized in the table below, which presents the company’s amortizable intangible assets in total by category as follows:

	Jul. 2, 2016			Jun. 27, 2015
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(In thousands)
Customer relationships	$265,441	$(126,194)	$139,247	$236,916	$(130,506)	$106,410
Non-compete agreements	36,405	(21,312)	15,093	33,436	(14,525)	18,911
Trademarks	10,753	(5,363)	5,390	10,768	(4,117)	6,651
Other	13,622	(7,786)	5,836	13,437	(4,871)	8,566

Total amortizable intangible assets	$326,221	$(160,655)	$165,566	$294,557	$(154,019)	$140,538

The table below presents the company’s indefinite-lived intangible assets by category as follows:

	Jul. 2, 2016	Jun. 27, 2015
	(In thousands)
Trademarks	$40,929	$13,304
Licenses	966	966

Total indefinite-lived intangible assets	$41,895	$14,271

Amortization expense for 2016, 2015 and 2014 was $37.3 million, $40.0 million and $42.2 million, respectively. The estimated future amortization expense for the next five fiscal years on intangible assets outstanding as of July 2, 2016 is shown below:

Amount
(In thousands)
2017	$39,993
2018	33,566
2019	23,431
2020	18,997
2021	16,005

9. DERIVATIVE FINANCIAL INSTRUMENTS

Sysco manages its debt portfolio with interest rate swaps from time to time to achieve an overall desired position of fixed and floating rates. The proposed Brakes Acquisition requires payment for the purchase price in pound sterling. Sysco chose to economically hedge this foreign currency exposure. The company does not use derivative financial instruments for trading or speculative purposes.

Hedging of debt portfolio

In April 2016, Sysco issued senior notes totaling $2.5 billion in aggregate principal amount. Sysco used the net proceeds from the offering to fund the Brakes Acquisition. Concurrent with the offering of senior notes described above, the company entered into interest rate swap agreements that effectively converted $1.0 billion of senior notes maturing in fiscal 2019 and 2021 to floating rate debt. These transactions were designated as fair value hedges against the changes in fair value of fixed rate debt resulting from changes in interest rates.

In October 2015, Sysco issued senior notes totaling $2.0 billion to fund $1.5 billion in repurchases of outstanding shares of its common stock pursuant to its $1.5 billion accelerated share repurchase program, to repay approximately $500 million of its outstanding commercial paper and for general corporate purposes. Concurrent with the offering of these senior notes, the company entered into interest rate swap agreements that effectively converted $750 million of senior notes maturing in fiscal 2020 to floating rate debt. These transactions were designated as fair value hedges against the changes in fair value of fixed rate debt resulting from changes in interest rates.

In August 2015, the company entered into forward starting swap agreements with a notional amount totaling $500 million. The company designated these derivatives as cash flow hedges to reduce interest rate exposure on the forecasted 10-year debt due to changes in the benchmark interest rates on debt the company issued in October 2015. Concurrent with this debt offering, Sysco terminated the swaps and paid $6.1 million. The loss was recorded in accumulated other comprehensive income (loss) and will be amortized to interest expense over the term of the originally hedged fixed-rate interest rate payments.

In October 2014, Sysco obtained long-term financing for its proposed merger with US Foods, Inc. (US Foods) by completing a six-part senior notes offering totaling $5.0 billion. At the same time of this offering of notes, the company entered into interest rate swap agreements that effectively converted $500 million of senior notes maturing in fiscal 2018 and $750 million of senior notes maturing in fiscal 2020 to floating rate debt. These are collectively referred to as the 2015 swaps. These transactions were designated as fair value hedges against the changes in fair value of fixed rate debt resulting from changes in interest rates. In fiscal 2016, the company terminated the 2015 swaps for proceeds of $14.5 million in connection with the redemption of these senior notes.

In January 2014, the company entered into two forward starting swap agreements with notional amounts totaling $2 billion in contemplation of securing long-term financing for the proposed US Foods merger or for other long-term financing purposes in the event the merger did not occur. The company designated these derivatives as cash flow hedges to reduce interest rate exposure on forecasted 10-year and 30-year debt due to changes in the benchmark interest rates until the expected issuance of the debt. In September 2014, in conjunction with the pricing of the $1.25 billion senior notes maturing in fiscal 2025 and the $1 billion senior notes maturing in fiscal 2045, the company terminated these swaps, locking in the effective yields on the related debt. Cash of $58.9 million was paid to settle the 10-year swap in September 2014, and cash of $129.9 million was paid to settle the 30-year swap in October 2014. The cash payments are located within the line Cash paid for settlement of cash flow hedge within financing activities in the statement of consolidated cash flows. The cumulative losses recorded in Accumulated other comprehensive (loss) income related to these swaps will continue to be amortized through interest expense over the term of the originally hedged fixed-rate interest rate payments, as those payments are anticipated to remain within Sysco’s capital structure. The interest payments included in Sysco’s originally hedged amount were 60 semiannual interest cash flows on $1.0 billion in aggregate principal amount of fixed rate debt and 20 semiannual interest cash flows on $1.0 billion in aggregate principal amount of fixed rate debt. Amortization commenced in October 2014 when those interest payments began affecting earnings.

In August 2013, the company entered into an interest rate swap agreement that effectively converted $500 million of fixed rate debt maturing in fiscal 2018 to floating rate debt.

Hedging of foreign currency exposure

The Brakes Acquisition required payment in pounds sterling, euro and Swedish kroner. The company developed a strategy to hedge the currency exposure related to these cash outlays. A portion of this strategy included foreign currency option contracts with maturities of less than three months to protect Sysco from an increase in the foreign exchange rate between the U.S. dollar and the pound sterling. This helped provide downside protection during the time frame the transaction was being reviewed for anti-trust approval and thereafter during the volatility around the referendum on June 23, 2016 in the

United Kingdom to exit the European Union (the U.K. Referendum). Such contracts were considered economic hedges and did not qualify for hedge accounting. Sysco recognized net losses on these contracts within Other expense (income), net on its consolidated results of operations. In fiscal 2016, the total realized net loss on our economic hedge foreign exchange option contracts was $45.7 million. As these amounts did not qualify for hedge accounting, changes in the fair value were recorded directly to earnings. These contracts were terminated at or near the company’s fiscal year end and did not have a material fair value as of July 2, 2016. A second part of Sysco’s strategy was to accumulate the cash needed for the acquisition once anti-trust approval was received. The company did not use derivative instruments for this part of the strategy outside of the option contracts discussed above. This accumulation occurred over a period of time prior to, as well as after, the U.K. Referendum. During this period, the currency rates experienced large fluctuations, particularly with regard to the pound sterling. The company’s approach allowed it to accumulate this cash at an average rate that was better than the target exchange rate established at the time the transaction was announced.

The location and the fair value of derivative instruments designated as hedges in the consolidated balance sheet as of July 2, 2016, June 27, 2015 and June 28, 2014 are as follows:

	Asset Derivatives
	Balance Sheet Location	Fair Value
	(In thousands)
Interest rate swap agreements:
Jul. 2, 2016	Other assets	$36,805
Jun. 27, 2015	Other assets	12,597

The location and effect of derivative instruments and related hedged items on the consolidated results of operations for the fiscal periods ended July 2, 2016, June 27, 2015 and June 28, 2014 presented on a pretax basis are as follows:

	Location of (Gain) or Loss Recognized	Amount of (Gain) or Loss Recognized
		2016	2015	2014
		(In thousands)
Fair Value Hedge Relationships:
Interest rate swap agreements	Interest expense	$(12,033)	$(21,960)	$(10,879)

Cash Flow Hedge Relationships:

Forward starting interest rate swap agreements	Other comprehensive income	(6,134)	(55,374)	(133,466)
Forward starting interest rate swap agreements (1)	Interest expense	11,543	8,305	625

(1)	Represents amortization of losses on forward starting interest rate swap agreements that were previously settled.

Hedge ineffectiveness represents the difference between the changes in the fair value of the derivative instruments and the changes in fair value of the fixed rate debt attributable to changes in the benchmark interest rates. Hedge ineffectiveness is recorded directly in earnings within interest expense and was immaterial for fiscal 2016, 2015 and 2014. The interest rate swaps do not contain credit-risk-related contingent features.

10. SELF-INSURED LIABILITIES

Sysco maintains a self-insurance program covering portions of workers’ compensation, general and vehicle liability and property insurance costs. The amounts in excess of the self-insured levels are fully insured by third party insurers. The company also maintains a fully self-insured group medical program. A summary of the activity in self-insured liabilities appears below:

	2016	2015	2014
	(In thousands)
Balance at beginning of period	$193,312	$194,476	$147,598
Charged to costs and expenses	418,917	367,025	375,267
Payments	(413,170)	(368,189)	(328,389)

Balance at end of period	$199,059	$193,312	$194,476

11. DEBT AND OTHER FINANCING ARRANGEMENTS

Sysco’s debt consists of the following:

	July 2, 2016	June 27, 2015
	(In thousands)
Senior notes, interest at 5.25%, maturing in fiscal 2018 (1)	$506,456	$502,608
Senior notes, interest at 5.375%, maturing in fiscal 2019 (1)	249,141	248,824
Senior notes, interest at 2.60%, maturing in fiscal 2022 (1)	445,026	444,212
Debentures, interest at 7.16%, maturing in fiscal 2027 (2)	50,000	50,000
Debentures, interest at 6.50%, maturing in fiscal 2029 (1)	223,716	223,610
Senior notes, interest at 5.375%, maturing in fiscal 2036 (1)	496,932	496,775
Senior notes, interest at 6.625%, maturing in fiscal 2039 (1)	244,655	244,415
Senior notes, interest at 2.60%, maturing in fiscal 2021 (1)	762,227	—
Senior notes, interest at 3.75%, maturing in fiscal 2026 (1)	746,023	—
Senior notes, interest at 4.85%, maturing in fiscal 2046 (1)	495,395	—
Senior notes, interest at 1.90%, maturing in fiscal 2019 (1)	502,151	—
Senior notes, interest at 2.50%, maturing in fiscal 2022 (1)	506,484	—
Senior notes, interest at 3.30%, maturing in fiscal 2027 (1)	990,603	—
Senior notes, interest at 4.50%, maturing in fiscal 2046 (1)	493,897	—
Senior notes, interest at 1.25%, maturing in fiscal 2023 (1)	552,391	—
Senior notes, interest at 1.45%, maturing in fiscal 2018 (1), (3)	—	500,801
Senior notes, interest at 2.35%, maturing in fiscal 2020 (1), (3)	—	752,070
Senior notes, interest at 3.00%, maturing in fiscal 2022 (1), (3)	—	745,136
Senior notes, interest at 3.50%, maturing in fiscal 2025 (1), (3)	—	1,239,116
Senior notes, interest at 4.35%, maturing in fiscal 2035 (1), (3)	—	742,664
Senior notes, interest at 4.50%, maturing in fiscal 2045 (1), (3)	—	981,813
Notes payable, capital leases, and other debt, interest averaging 3.12% and maturing at various dates to fiscal 2025 as of July 2, 2016 and 2.81% and maturing at various dates to fiscal 2026 as of June 27, 2015	170,305	149,833

Total debt	7,435,402	7,321,877
Less current maturities of long-term debt	(8,909)	(4,979,301)
Less notes payable	(89,563)	(70,751)

Net long-term debt	$7,336,930	$2,271,825

(1)	Represents senior notes that are unsecured, are not subject to any sinking fund requirement and include a redemption provision that allows Sysco to retire the debentures and notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the debenture and note holders are not penalized by the early redemption.
(2)	This debenture is not subject to any sinking fund requirement and is no longer redeemable prior to maturity.
(3)	Represents senior notes that were redeemed in July 2015 under a mandatory redemption feature.

As of July 2, 2016, the principal payments required to be made during the next five fiscal years on long-term debt, excluding notes payable and commercial paper, are shown below:

Amount
(In thousands)
2017	$8,909
2018	536,145
2019	770,404
2020	754,785
2021	503,961

Sysco has a commercial paper program allowing the company to issue short-term unsecured notes in an aggregate amount not to exceed $1.5 billion. As of July 2, 2016, there were no commercial paper issuances outstanding. Any outstanding amounts are classified within long-term debt, as the program is supported by a long-term revolving credit facility. During the first 53 weeks of 2016, aggregate outstanding commercial paper issuances and short-term bank borrowings ranged from zero to approximately $1.0 billion.

Senior notes redemption related to US Foods Merger

On June 26, 2015, Sysco terminated the US Foods merger agreement triggering the redemption of the senior notes that had been issued in contemplation of the proposed merger at a redemption price equal to 101% of the principal of the senior notes. Sysco redeemed the senior notes in July 2015 using cash on hand and proceeds from our commercial paper program in the amount of $5.1 billion. The repayment of these senior notes triggered a redemption loss of $86.5 million included in interest expense for the first quarter of fiscal 2016. Additionally, as discussed in Note 6, “Derivative Financial Instruments,” the company terminated fair value hedges associated with these senior notes.

Interest expense for fiscal 2016 includes the following amounts from these transactions:

53-Week Period Ended July 2, 2016
(In thousands)
Redemption premium payment	$50,000
Debt issuance cost write-off	28,642
Bond discount write-off	17,869
Gain on swap termination	(10,051)

Loss on extinguishment of debt	86,460
Interest expense on senior notes	8,375

Total	$94,835

Senior notes offering related to accelerated share repurchase

On September 28, 2015, Sysco issued senior notes totaling $2.0 billion. Details of the senior notes are as follows:

Maturity Date	Par Value (in thousands)	Coupon Rate	Pricing (percentage of par)
October 1, 2020	$750,000	2.60%	99.809%
October 1, 2025	750,000	3.75	100.000
October 1, 2045	500,000	4.85	99.921

Sysco used the net proceeds from the offering to fund repurchases of outstanding shares of its common stock pursuant to Sysco’s $1.5 billion accelerated share repurchase program, to repay approximately $500 million of its outstanding commercial paper and for general corporate purposes. The notes are fully and unconditionally guaranteed by Sysco’s direct and indirect wholly owned subsidiaries that guarantee Sysco’s other senior notes. Interest on the senior notes is paid semi-annually in arrears on April 1 and October 1, beginning April 1, 2016. At Sysco’s option, any or all of the senior notes may be redeemed, in whole or in part, at any time prior to maturity. If Sysco elects to redeem (i) the senior notes maturing in 2020 before the date that is one month prior to the maturity date, (ii) the senior notes maturing in 2025 before the date that is three months prior to the maturity date or (iii) the senior notes maturing in 2045 before the date that is six months prior to the maturity date, Sysco will pay an amount equal to the greater of 100% of the principal amount of the senior notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed that would be due if such senior notes matured on the applicable date described above. If Sysco elects to redeem a series of senior notes on or after the applicable date described in the preceding sentence, Sysco will pay an amount equal to 100% of the principal amount of the senior notes to be redeemed. Sysco will pay accrued and unpaid interest on the notes redeemed to the redemption date.

Bridge Term Loan Agreement

On March 14, 2016, Sysco entered into a £1,725 million bridge term loan agreement (the Bridge Term Loan Agreement) (approximately $2,440 million based on the applicable exchange rate as of July 2, 2016) to fund the proposed Brakes Group Acquisition. Subject to certain terms and conditions, Sysco would have been allowed to borrow up to £1,725 million as a term loan upon, or substantially contemporaneously with, the closing of the Brakes Acquisition to fund the Brakes Acquisition, refinance certain indebtedness of the Brakes Group and pay related fees and expenses.

The Bridge Term Loan Agreement was terminated by Sysco effective April 6, 2016 following the closing of the offering of $2.5 billion in aggregate principal amount of new senior notes.

Senior notes offering related to Brakes Group Acquisition

On April 1, 2016, Sysco issued senior notes totaling $2.5 billion in aggregate principal amount. Details of the senior notes are as follows:

Maturity Date	Par Value (in thousands)	Coupon Rate	Pricing (percentage of par)
April 1, 2019	$500,000	1.90%	99.945%
July 15, 2021	500,000	2.50	99.948
July 15, 2026	1,000,000	3.30	99.623
April 1, 2046	500,000	4.50	99.657

Sysco used the net proceeds from the offering to fund the Brakes Acquisition. The notes initially are fully and unconditionally guaranteed by Sysco’s direct and indirect wholly owned subsidiaries that guarantee Sysco’s other senior notes. Interest on the senior notes maturing in 2019 and 2046 will be paid semi-annually in arrears on April 1 and October 1, beginning October 1, 2016. Interest on the senior notes maturing in 2021 and 2026 is paid semi-annually in arrears on January 15 and July 15, beginning July 1, 2016. At Sysco’s option, any or all of the senior notes may be redeemed, in whole or in part, at any time prior to maturity. If Sysco elects to redeem (i) the senior notes maturing in 2019 before the maturity date,

(ii) the senior notes maturing in 2021 before the date that is one month prior to the maturity date, (iii) the senior notes maturing in 2026 before the date that is three months prior to the maturity date or (iv) the senior notes maturing in 2046 before the date that is six months prior to the maturity date, Sysco will pay an amount equal to the greater of 100% of the principal amount of the senior notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed that would be due if such senior notes matured on the applicable date described above. If Sysco elects to redeem a series of senior notes on or after the applicable date described in the preceding sentence, Sysco will pay an amount equal to 100% of the principal amount of the senior notes to be redeemed. Sysco will pay accrued and unpaid interest on the notes redeemed to the redemption date.

On June 23, 2016, Sysco issued €500 million aggregate principal amount of its 1.250% Senior Notes due 2023 (the Euro Notes). The Euro Notes were sold in an underwritten public offering pursuant to an Underwriting Agreement, dated June 14, 2016, among Sysco, the Guarantors and representatives of the several underwriters. Sysco used the net proceeds from the Euro Note offering to pay a portion of the Brakes Acquisition purchase price. At Sysco’s option, any or all of the Euro Notes may be redeemed, in whole or in part, at any time prior to maturity. If Sysco elects to redeem the Euro Notes before the date that is two months prior to the maturity date, Sysco will pay an amount equal to the greater of 100% of the principal amount of the Euro Notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the Euro Notes to be redeemed. If Sysco elects to redeem the Euro Notes on or after the date described in the preceding sentence, Sysco will pay an amount equal to 100% of the principal amount of the Euro Notes to be redeemed. Sysco will pay accrued and unpaid interest on the Euro Notes redeemed to the redemption date.

12. LEASES

Sysco has obligations under capital and operating leases for certain distribution facilities, vehicles and computers. Total rental expense under operating leases was $100.0 million, $104.3 million, and $92.3 million in fiscal 2016, 2015 and 2014, respectively. Contingent rentals, subleases and assets and obligations under capital leases are not significant.

Aggregate minimum lease payments by fiscal year under existing long-term operating leases are as follows:

Amount
(In thousands)
2017	$49,898
2018	41,598
2019	32,846
2020	26,662
2021	23,010
Thereafter	45,891

13. OTHER LONG-TERM LIABILITIES

The following table presents details of the company’s other long-term liabilities:

	July 2, 2016	June 27, 2015
	(In thousands)
Retirement Plan	$689,310	$227,352
Supplemental executive retirement plan	450,945	420,704
Other	228,227	286,666

Total	$1,368,482	$934,722

14. COMPANY-SPONSORED EMPLOYEE BENEFIT PLANS

Sysco has company-sponsored defined benefit and defined contribution retirement plans for its employees. Also, the company provides certain health care benefits to eligible retirees and their dependents.

Defined Contribution Plans

The company operates a defined contribution 401(k) Plan as a Safe Harbor Plan, which is a plan that treats all employees’ benefits equally within the plan, under Sections 401(k) and 401(m) of the Internal Revenue Code with respect to non-union employees and those union employees whose unions adopted the Safe Harbor Plan provisions. The company will make a non-elective contribution each pay period equal to 3% of a participant’s compensation. Additionally, the company will make matching contributions of 50% of a participant’s pre-tax contribution on the first 5% of the participant’s compensation contributed by the participant. Certain employees are also eligible for a transition contribution, and the company may also make discretionary contributions. For union employees who are members of unions that did not adopt the Safe Harbor Plan provisions, the plan provides that under certain circumstances the company may make matching contributions of up to 50% of the first 6% of a participant’s compensation.

The company also has a nonqualified, unfunded Management Savings Plan (MSP) available to key management personnel who are participants in the Management Incentive Plan. Participants may defer up to 50% of their annual salary and up to 100% of their annual bonus. The company will make a non-elective contribution each pay period equal to 3% of a participant’s compensation. Additionally, the company will make matching contributions of 50% of a participant’s pre-tax contribution on the first 5% of the participant’s eligible compensation that is deferred. Certain employees are also eligible for a transition contribution, and the company may also make discretionary contributions. All company contributions to the MSP are limited by the amounts contributed by the company to the participant’s 401(k) account.

Sysco’s expense related to its defined contribution plans was $135.5 million in fiscal 2016, $125.4 million in fiscal 2015, and $118.6 million in fiscal 2014.

Defined Benefit Plans

Sysco maintains a qualified pension plan (Retirement Plan) that pays benefits to participating employees at retirement, using formulas based on a participant’s years of service and compensation. This plan is frozen for all U.S.-based salaried and non-union hourly employees, as these employees are eligible for benefits under the company’s defined contribution 401(k) plan.

In addition to receiving benefits upon retirement under the company’s Retirement Plan, certain key management personnel who were participants in the Management Incentive Plan (MIP) are entitled to receive benefits under a Supplemental Executive Retirement Plan (SERP). This plan is a nonqualified, unfunded supplementary retirement plan. This plan is frozen to all participants, and current MIP participants are eligible to participate in the MSP.

The company also provides certain health care benefits to eligible retirees and their dependents.

Funded Status

Accumulated pension assets measured against the obligation for pension benefits represents the funded status of a given plan. The funded status of Sysco’s company-sponsored defined benefit plans is presented in the table below. The caption “Pension Benefits” in the tables below includes both the Retirement Plan and the SERP.

	Pension Benefits		Other Postretirement Plans
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$3,679,127	$3,671,708	$13,016	$12,611
Service cost	11,815	11,263	547	536
Interest cost	174,602	171,120	622	590
Amendments	—	914	—	—
Actuarial (gain) loss, net	517,070	(86,129)	(1,348)	(1,050)
Total disbursements (1)	(97,838)	(89,749)	608	329

Benefit obligation at end of year	4,284,776	3,679,127	13,445	13,016

Change in plan assets:
Fair value of plan assets at beginning of year	3,003,128	2,937,519	—	—
Actual return on plan assets	52,268	80,225	—	—
Employer contribution (1)	157,482	75,133	(608)	(329)
Total disbursements (1)	(97,838)	(89,749)	608	329

Fair value of plan assets at end of year	3,115,040	3,003,128	—	—

Funded status at end of year	$(1,169,736)	$(675,999)	$(13,445)	$(13,016)

(1)	Other Postretirement Plan amounts are the net of participant paid premiums and company paid claims.

In order to meet a portion of its obligations under the SERP, Sysco has contributed to a rabbi trust, COLI policies on the lives of participants and interests in corporate-owned real estate assets. These assets are not included as plan assets or in the funded status amounts in the tables above and below. The life insurance policies on the lives of the participants had carrying values of $97.0 million as of July 2, 2016 and $97.2 million as of June 27, 2015. Sysco is the sole owner and beneficiary of such policies.

The amounts recognized on Sysco’s consolidated balance sheets related to its company-sponsored defined benefit plans are as follows:

	Pension Benefits		Other Postretirement Plans
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
	(In thousands)
Current accrued benefit liability (Accrued expenses)	$(29,480)	$(27,942)	$(300)	$(327)
Non-current accrued benefit liability (Other long-term liabilities)	(1,140,256)	(648,057)	(13,145)	(12,689)

Net amount recognized	$(1,169,736)	$(675,999)	$(13,445)	$(13,016)

Accumulated other comprehensive loss (income) as of July 2, 2016 consists of the following amounts that had not, as of that date, been recognized in net benefit cost:

	Pension Benefits	Other Postretirement Plans	Total
	(In thousands)
Prior service cost	$38,907	$562	$39,469
Actuarial losses (gains)	1,760,556	(7,769)	1,752,787

Total	$1,799,463	$(7,207)	$1,792,256

Accumulated other comprehensive loss (income) as of June 27, 2015 consists of the following amounts that had not, as of that date, been recognized in net benefit cost:

	Pension Benefits	Other Postretirement Plans	Total
	(In thousands)
Prior service cost	$50,109	$730	$50,839
Actuarial losses (gains)	1,101,051	(6,903)	1,094,148

Total	$1,151,160	$(6,173)	$1,144,987

The accumulated benefit obligation, which does not consider any salary increases for the remaining active union employees in the Retirement Plan, for the company-sponsored defined benefit pension plans was $4.3 billion and $3.7 billion as of July 2, 2016 and June 27, 2015, respectively.

Information for plans with accumulated benefit obligation/aggregate benefit obligation in excess of fair value of plan assets is as follows:

	Pension Benefits (1)		Other Postretirement Plans
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
	(In thousands)
Accumulated benefit obligation/aggregate benefit obligation	$4,272,547	$3,667,031	$13,445	$13,016
Fair value of plan assets at end of year	3,115,040	3,003,128	—	—

(1)	Information under Pension Benefits as of July 2, 2016 and June 27, 2015 includes both the Retirement Plan and the SERP.

Components of Net Benefit Costs and Other Comprehensive Income

The components of net company-sponsored pension costs for each fiscal year are as follows:

	Pension Benefits
	2016	2015	2014
	(In thousands)
Service cost	$11,815	$11,263	$9,657
Interest cost	174,602	171,120	160,436
Expected return on plan assets	(216,888)	(228,624)	(192,795)
Amortization of prior service cost	11,201	11,111	11,145
Amortization of actuarial loss	22,186	19,871	16,327

Net pension (benefits) costs	$2,916	$(15,259)	$4,770

The components of other postretirement benefit costs for each fiscal year are as follows:

	Other Postretirement Plans
	2016	2015	2014
	(In thousands)
Service cost	$547	$536	$546
Interest cost	622	590	748
Amortization of prior service cost	168	168	168
Amortization of actuarial gain	(481)	(434)	(143)

Net other postretirement benefit costs	$856	$860	$1,319

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) related to company-sponsored pension plans for each fiscal year are as follows:

	Pension Benefits
	2016	2015	2014
	(In thousands)
Amortization of prior service cost	$11,202	$11,111	$11,145
Amortization of actuarial loss	22,186	19,871	16,327
Prior service cost arising in current year	—	(914)	347
Actuarial (loss) gain arising in current year	(681,691)	(62,270)	(210,978)

Net pension costs	$(648,303)	$(32,202)	$(183,159)

Other changes in benefit obligations recognized in other comprehensive (loss) income related to other postretirement plans for each fiscal year are as follows:

	Other Postretirement Plans
	2016	2015	2014
	(In thousands)
Amortization of prior service cost	$168	$168	$168
Amortization of actuarial gain	(481)	(434)	(143)
Actuarial (loss) gain arising in current year	1,348	1,050	3,280

Net pension costs	$1,035	$784	$3,305

Amounts included in accumulated other comprehensive loss (income) as of July 2, 2016 that are expected to be recognized as components of net company-sponsored benefit cost during fiscal 2016 are:

	Pension Benefits	Other Postretirement Plans	Total
	(In thousands)
Amortization of prior service cost	$11,202	$168	$11,370
Amortization of actuarial losses (gains)	41,511	(559)	40,952

Total	$52,713	$(391)	$52,322

Employer Contributions

The company made cash contributions to its company-sponsored pension plans of $157.5 million and $75.1 million in fiscal years 2016 and 2015, respectively. The $130 million contribution to the Retirement Plan in fiscal 2016 was voluntary, as there were no required contributions to meet ERISA minimum funding requirements in fiscal 2016. There are no required contributions to the Retirement Plan to meet ERISA minimum funding requirements in fiscal 2017. The company’s contributions to the SERP and other post-retirement plans are made in the amounts needed to fund current year benefit payments. The estimated fiscal 2017 contributions to fund benefit payments for the SERP and other postretirement plans are $29.5 million and $0.3 million, respectively.

Estimated Future Benefit Payments

Estimated future benefit payments for vested participants, based on actuarial assumptions, are as follows:

	Pension Benefits	Other Postretirement Plans
	(In thousands)
2017	$116,129	$300
2018	125,709	578
2019	135,790	887
2020	146,513	1,105
2021	157,163	1,240
Subsequent five years	942,907	6,437

Assumptions

Weighted-average assumptions used to determine benefit obligations as of year-end were:

	July 2, 2016	June 27, 2015
Discount rate — Retirement Plan	4.07%	4.84%
Discount rate — SERP	3.91	4.63
Discount rate — Other Postretirement Plans	4.07	4.84
Rate of compensation increase — Retirement Plan	2.62	3.89

As benefit accruals under the SERP are frozen, future pay is not projected in the determination of the benefit obligation as of July 2, 2016 or June 27, 2015.

Weighted-average assumptions used to determine net company-sponsored pension costs and other postretirement benefit costs for each fiscal year were:

	2016	2015	2014
Discount rate — Retirement Plan	4.84%	4.74%	5.32%
Discount rate — SERP	4.63%	4.59%	4.94%
Discount rate — Other Postretirement Plans	4.84%	4.74%	5.32%
Expected rate of return — Retirement Plan	7.25%	7.75%	7.75%
Rate of compensation increase — Retirement Plan	3.89%	3.89%	3.89%

A healthcare cost trend rate is not used in the calculations of postretirement benefit obligations because Sysco subsidizes the cost of postretirement medical coverage by a fixed dollar amount, with the retiree responsible for the cost of coverage in excess of the subsidy, including all future cost increases.

For guidance in determining the discount rate, Sysco calculates the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments for which the timing and amount of cash outflows approximates the estimated payouts of the company-sponsored pension plans. The discount rate assumption is updated annually and revised as deemed appropriate. The discount rate to be used for the calculation of fiscal 2017 net company-sponsored benefit costs for the Retirement Plan is 4.07%. The discount rate to be used for the calculation of fiscal 2017 net company-sponsored benefit costs for the SERP is 3.91%. The discount rate to be used for the calculation of fiscal 2017 net company-sponsored benefit costs for the Other Postretirement Plans is 4.07%.

The expected long-term rate of return on plan assets assumption is net return on assets assumption, representing gross return on assets less plan expenses. The expected return is derived from a mathematical asset model that incorporates assumptions as to the various asset class returns, reflecting a combination of rigorous historical performance analysis and the forward-looking views of the financial markets regarding the yield on bonds, the historical returns of the major stock markets and returns on alternative investments. The rate of return assumption is reviewed annually and revised as deemed appropriate. The expected long-term rate of return to be used in the calculation of fiscal 2017 net company-sponsored benefit costs for the Retirement Plan is 7.25%.

Plan Assets

Investment Strategy

The company’s overall strategic investment objectives for the Retirement Plan are to preserve capital for future benefit payments and to balance risk and return commensurate with ongoing changes in the valuation of plan liabilities. Over time, the company intends to decrease the risk of the Retirement Plan’s investments in order to preserve the Retirement Plan’s funded status. In order to accomplish these objectives, the company oversees the Retirement Plan’s investment objectives and policy design, decides proper plan asset class strategies and structures, monitors the performance of plan investment managers and investment funds and determines the proper investment allocation of pension plan contributions. The company has created an investment structure for the Retirement Plan that takes into account the nature of the Retirement Plan’s liabilities. This structure ensures the Retirement Plan’s investments are diversified within each asset class, in addition to being diversified across asset classes with the intent to build asset class portfolios that are structured without strategic bias for or against any subcategories within each asset class. The company has also created a set of investment guidelines for the Retirement Plan’s investment managers to specify prohibited transactions, including borrowing of money except for real estate, private equity or hedge fund portfolios where leverage is a key component of the investment strategy and permitted in the investments’ governing documents, the purchase of securities on margin unless fully collateralized by cash or cash equivalents or short sales, pledging, mortgaging or hypothecating of any securities, except for loans of securities that are fully collateralized, market timing transactions and the direct purchase of the securities of Sysco or the investment manager. The purchase or sale of derivatives for speculation or leverage is also prohibited; however, investment managers are allowed to use derivative securities so long as they do not increase the risk profile or leverage of the manager’s portfolio.

The company’s target and actual investment allocation as of July 2, 2016 is as follows:

	Target Asset Allocation	Actual Asset Allocation
U.S. equity	24%	25%
International equity	24	23
Long duration fixed income	27	27
High yield & emerging markets	7	7
Alternative investments	18	18

		100%

Sysco’s investment strategy is implemented through a combination of balanced and specialized investment managers, passive investment funds and actively-managed investment funds. U.S. equity consists of both large-cap and small-to-mid-cap securities. Long duration fixed income investments include U.S. government and agency securities, corporate bonds from diversified industries, asset-backed securities, mortgage-backed securities, other debt securities and derivative securities. High yield fixed income consists of below investment grade corporate debt securities and may include derivative securities. Alternative investments may include private equity, private real estate, hedge funds, timberland, and commodities investments. Investment funds are selected based on each fund’s stated investment strategy to align with Sysco’s overall target mix of investments. Actual asset allocation is regularly reviewed and periodically rebalanced to the target allocation when considered appropriate.

As discussed above, the Retirement Plan’s investments in equities, debt instruments and alternative investments provide a range of returns and also expose the plan to investment risk. However, the investment policies put in place by the company require diversification of plan assets across issuers, industries and countries. As such, the Retirement Plan does not have significant concentrations of risk in plan assets.

Fair Value of Plan Assets

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e. an exit price). See Note 5, “Fair Value Measurements,” for a description of the fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The following is a description of the valuation methodologies used for assets and liabilities held by Sysco’s Retirement Plan measured at fair value.

Cash and cash equivalents: Valued at amortized cost, which approximates fair value due to the short-term maturities of these investments. Cash and cash equivalents is included as a Level 1 measurement in the table below.

Equity securities: Valued at the closing price reported on the exchange market. If a stock is not listed on a public exchange, such as an American Depository Receipt or some preferred stocks, the stock is valued using an evaluated bid price based on a compilation of observable market information. Inputs used include yields, the underlying security “best price”, adjustments for corporate actions and exchange prices of underlying and common stock of the same issuer. Equity securities valued at the closing price reported on the exchange market are classified as a Level 1 measurement in the table below.

Fixed income securities: Valued using evaluated bid prices based on a compilation of observable market information or a broker quote in a non-active market. Inputs used vary by type of security, but include spreads, yields, rate benchmarks, rate of prepayment, cash flows, rating changes and collateral performance and type. All fixed income securities are included as a Level 2 measurement in the table below.

Investment funds: Represents collective trust and funds holding debt, equity, hedge funds, private equity funds, and exchange-traded real estate securities which are valued at the net asset value (NAV) provided by the manager of each fund. The NAV is calculated as the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV is based on the fair value of the underlying securities within the fund. Non-exchange traded real estate funds are valued based on the proportionate interest held by the Retirement Plan, which is based on the valuations of the underlying real estate investments held by each fund. Each real estate investment is valued on the basis of a discounted cash flow approach. Inputs used include future rental receipts, expenses and residual values from a market participant view of the highest and best use of the real estate as rental property. The private equity funds are valued based on the proportionate interest held by the Retirement Plan, which is based on the valuations of the underlying private equity investments held by each fund. The hedge funds are valued based on the hedge funds’ proportionate share of the net assets of the underlying private investment fund as determined by the underlying private investment fund’s general partner. Indirectly-held investments are valued utilizing the latest financial reports supplied by the fund’s portfolio investments. Directly-held investments are valued initially based on transaction price and are adjusted utilizing available market data and investment-specific factors, such as estimates of liquidation value, prices of recent transactions in the same or similar issuer, current operating performance and future expectations of the particular investment, changes in market outlook and the financing environment.

Derivatives: Valuation method varies by type of derivative security.

•	Credit default and interest rate swaps: Valued using evaluated bid prices based on a compilation of observable market information. Inputs used for credit default swaps include spread curves and trade data about the credit quality of the counterparty. Inputs used for interest rate swaps include benchmark yields, swap curves, cash flow analysis, and interdealer broker rates. Credit default and interest rate swaps are included as a Level 2 measurement in the table below.

•	Foreign currency contracts: Valued using a standardized interpolation model that utilizes the quoted prices for standard-length forward foreign currency contracts and adjusts to the remaining term outstanding on the contract being valued. Foreign currency contracts are included as a Level 2 measurement in the table below.

•	Futures and option contracts: Valued at the closing price reported on the exchange market for exchange-traded futures and options. Over-the-counter options are valued using pricing models that are based on observable market information. Exchange-traded futures and options are included as a Level 1 measurement in the table below; over-the-counter options are included as a Level 2 measurement.

In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent), ASU 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair values are estimated using the NAV practical expedient provided by Accounting Standards Codification 820, Fair Value Measurement. Disclosures about investments in certain entities that calculate NAV per share are limited under ASU 2015-07 to those investments for which the entity has elected to estimate the fair value using the NAV practical expedient. ASU 2015-07 is effective for entities for fiscal years beginning after December 15, 2016, which is fiscal 2017 for Sysco, with retrospective application to all periods presented. Early application is permitted. Sysco has elected to adopt ASU 2015-07 early.

The following table presents the fair value of the Retirement Plan’s assets by major asset category as of July 2, 2016:

	Assets Measured at Fair Value as of July 2, 2016
	Level 1	Level 2	Level 3	Measured at NAV (4)	Total
	(In thousands)
Cash and cash equivalents	$103,974	$—	$—	$—	$103,974
U.S. equity (1)	451,826	—	—	270,501	722,327
International equity (1)	174,936	—	—	547,719	722,655
Long duration fixed income:
Corporate bonds	—	631,927	—	—	631,927
U.S. government and agency securities	—	179,974	—	—	179,974
Other (2)	—	4,246	—	—	4,246
High yield and emerging markets fixed income (3)	—	—	—	214,735	214,735
Alternative investment funds
Hedge fund of funds (5)	—	—	—	309,208	309,208
Real estate funds (6)	793	—	—	162,108	162,901
Private equity funds (7)	—	—	—	63,093	63,093

Total investments at fair value	$731,529	$816,147	$—	$1,567,364	$3,115,040

(1)	Include direct investments in equity securities and within investment funds for which fair value is measured at NAV. There are no unfunded commitments as of July 2, 2016, and there were no redemption restrictions as of July 2, 2016. Investments in the funds may be redeemed once per day.
(2)	Include credit default swaps, interest rate swaps and futures. The fair value of asset positions totaled $0.3 million; the fair value of liability positions totaled $0.3 million.
(3)	There was no unfunded commitments as of July 2, 2016, and there were no redemption restrictions as of July 2, 2016. The investment may be redeemed once per day. The daily maximum withdrawal limitation is greater of $2.0 million or 5% of the asset value.
(4)	Include certain investments that are measured at fair value using the NAV practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheet.
(5)	There was no unfunded commitments as of July 2, 2016, and there were no redemption restrictions as of July 2, 2016. The investment may be redeemed once per quarter.
(6)	For investments in the funds listed in this category, total unfunded commitment as of July 2, 2016 was $10.0 million. Approximately 20% of the investments cannot be redeemed but the fund will make distributions through liquidation. The estimate of the liquidation period for these funds varies from 2020 to 2021. The remaining investments may be redeemed once per day or once per quarter.
(7)	Total unfunded commitment as of July 2, 2016 was $39.0 million. The investments cannot be redeemed but the fund will make distributions through liquidation. The estimate of the liquidation period varies for each fund from 2016 to 2030.

The following table presents the fair value of the Retirement Plan’s assets by major asset category as of June 27, 2015:

	Assets Measured at Fair Value as of June 27, 2015
	Level 1	Level 2	Level 3	Measured at NAV (4)	Total
	(In thousands)
Cash and cash equivalents	$24,322	$—	$—	$—	$24,322
U.S. equity (1)	391,322	333,710	—	—	725,032
International equity (1)	315,148	—	—	421,214	736,362
Long duration fixed income:
Corporate bonds	—	572,100	—	—	572,100
U.S. government and agency securities	—	183,893	—	—	183,893
Other	—	4,343	—	—	4,343
Derivatives, net (2)	—	1,078	—	—	1,078
High yield and emerging markets fixed income (3)	—	—	—	204,175	204,175
Alternative investments:
Hedge fund of funds (5)	—	—	—	335,265	335,265
Real estate funds (6)	—	—	—	163,668	163,668
Private equity funds (7)	—	—	—	52,890	52,890

Total investments at fair value	$730,792	$1,095,124	$—	$1,177,212	$3,003,128

(1)	Include direct investments in equity securities and within investment funds for which fair value is measured at NAV. There were no redemption restrictions as of June 27, 2015. Investments in the funds may be redeemed once per day.
(2)	Include credit default swaps, interest rate swaps and futures. The fair value of asset positions totaled $1.4 million; the fair value of liability positions totaled $0.3 million.
(3)	There were no redemption restrictions as of June 27, 2015. The investment may be redeemed once per day. The daily maximum withdrawal limitation is greater of $2.0 million or 5% of the asset value.
(4)	Include certain investments that are measured at fair value using the NAV practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheet.
(5)	There were no redemption restrictions as of June 27, 2015. The investment may be redeemed once per quarter.
(6)	Approximately 23% of the investments cannot be redeemed but the fund will make distributions through liquidation. The estimate of the liquidation period for these funds varies from 2020 to 2021. The remaining investments may be redeemed once per day or once per quarter.
(7)	The investments cannot be redeemed but the fund will make distributions through liquidation. The estimate of the liquidation period varies for each fund from 2016 to 2030.

15. MULTIEMPLOYER EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans

Sysco contributes to several multiemployer defined benefit pension plans in the U.S. and Canada based on obligations arising under collective bargaining agreements covering union-represented employees. Expense is recognized at the time the contribution is made. Sysco does not directly manage these multiemployer plans, which are generally managed by boards of trustees, half of whom are appointed by the unions and the other half appointed by Sysco and the other employers contributing to the plan. Approximately 9% of Sysco’s current employees are participants in such multiemployer plans as of July 2, 2016.

The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If Sysco chooses to stop participating in some of its multiemployer plans, Sysco may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Based upon the information available from plan administrators, management believes that several of these multiemployer plans are underfunded. In addition, pension-related legislation in the U.S. requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. As a result, Sysco expects its contributions to these plans to increase in the future. In addition, if a U.S. multiemployer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service (IRS) may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers contributing to the fund.

Potential Withdrawal Liability

Under current law regarding multiemployer defined benefit plans, a plan’s termination, Sysco’s voluntary withdrawal, or the mass withdrawal of all contributing employers from any underfunded multiemployer defined benefit plan would require Sysco to make payments to the plan for Sysco’s proportionate share of the multiemployer plan’s unfunded vested liabilities. Generally, Sysco does not have the greatest share of liability among the participants in any of the plans in which it participates. Sysco believes that one of the above-mentioned events is reasonably possible for certain plans in which it participates and estimates its share of withdrawal liability for these plans could have been as much as $86.0 million as of July 2, 2016. This estimate excludes plans for which Sysco has recorded withdrawal liabilities or where the likelihood of the above-mentioned events is deemed remote. This estimate is based on the information available from plan administrators, which had a valuation date of December 31, 2013 and January 1, 2015 for a majority of the plans. As the valuation date for all of these plans was December 31, 2013 and January 1, 2015, the company’s estimate reflects the condition of the financial markets as of that date. Due to the lack of current information, management believes Sysco’s current share of the withdrawal liability could materially differ from this estimate.

Plan Contributions

Sysco’s contributions to multiemployer defined benefit pension plans were as follows for each fiscal year:

	2016	2015	2014
	(In thousands)
Individually significant plans	$33,787	$32,097	$30,402
All other plans	7,260	6,047	45,627

Total contributions	$41,047	$38,144	$76,029

There were no payments for voluntary withdrawals included in contributions in fiscal 2016. Payments in fiscal 2015 and 2014 were $1.4 million and $40.8 million, respectively.

Individually Significant Plans

The information in the following tables relate to multiemployer defined benefit pension plans which Sysco has determined to be individually significant to the company. To determine individually significant plans, the company evaluated several factors, including Sysco’s significance to the plan in terms of employees and contributions, the funded status of the plan and the size of company’s potential withdrawal liability if it were to voluntarily withdraw from the plan.

The following table provides information about the funded status of individually significant plans:

•	The “EIN-PN” column provides the Employer Identification Number (EIN) and the three-digit plan number (PN).

•	The “Pension Protection Act Zone Status” columns provide the two most recent Pension Protection Act zone statuses available from each plan. The zone status is based on information that the company received from the plan’s administrators and is certified by each plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the orange zone are both less than 80% funded and have an accumulated funding deficiency or are expected to have a deficiency in any of the next six plan years, plans in the yellow zone are less than 80% funded and plans in the green zone are at least 80% funded.

•	The “FIP/RP Status” column indicates whether a financial improvement plan (FIP) for yellow/orange zone plans or a rehabilitation plan (RP) for red zone plans is pending or implemented in the current year or was put in place in a prior year. A status of “Pending” indicates a FIP/RP has been approved but actual period covered by the FIP/RP has not begun. A status of “Implemented” means the period covered by the FIP/RP began in the current year or is ongoing.

•	The “Surcharge Imposed” column indicates whether a surcharge was paid during the most recent annual period presented for the company’s contributions to each plan in the red zone. If the company’s current collective bargaining agreement (CBA) with a plan satisfies the requirements of a pending but not yet implemented RP, then the payment of surcharges is not required and “No” will be reflected in this column. If the company’s current CBA with a plan does not yet satisfy the requirements of a pending but not yet implemented RP, then the payment of surcharges is required and “Yes” will be reflected in this column.

Pension Protection Act Zone Status
Pension Fund	EIN-PN	As of 12/31/16	As of 12/31/15	FIP/RP Status	Surcharge Imposed	Expiration Date(s) of CBA(s)
Western Conference of Teamsters Pension Plan	91-6145047-001	Green	Green	N/A	N/A	4/26/14 to 11/7/20 (1)

Teamsters Pension Trust Fund of Philadelphia and Vicinity	23-1511735-001	Yellow	Yellow	Implemented	N/A	7/31/16 to 7/20/20 (2)

New York State Teamsters Conference Pension and Retirement Fund	16-6063585-074	Red(3)	Red	Implemented	No	4/30/2017

Truck Drivers and Helpers Local Union No. 355 Retirement Pension Fund	52-6043608-001	Yellow	Yellow	Implemented	N/A	3/1/2019

Minneapolis Food Distributing Industry Pension Plan	41-6047047-001	Green	Green	Implemented	N/A	8/8/2017

(1)	Sysco is party to 23 CBAs that require contributions to the Western Conference of Teamsters Pension Trust. Each agreement covers anywhere from less than 1% to 10% of the total contributions Sysco is required to pay the fund.
(2)	Sysco is party to three CBAs that require contributions to the Teamsters Pension Trust Fund of Philadelphia and Vicinity. One agreement expires July 31, 2016 and covers approximately 5% of the total Contribution Sysco is required to pay the fund. The remaining two agreements expire July 20, 2020 and cover the remaining 95% of the total contributions Sysco is required to pay the fund.
(3)	This fund has failed a Critical and Declining Notice, which is a new status under the MPRA.

The following table provides information about the company’s contributions to individually significant plans:

•	The “Sysco Contributions” columns provide contribution amounts based on Sysco’s fiscal years, which may not coincide with the plans’ fiscal years.

•	The “Sysco 5% of Total Plan Contributions” columns indicate whether Sysco was listed in the plan’s most recently filed Form 5500s as providing more than five percent of the total contributions to the plan, and the plan year-end is noted.

	Sysco Contributions			Sysco 5% of Total Plan Contributions
Pension Fund	2016	2015	2014	Year Ending 12/31/15	Year Ending 12/31/14
	(In thousands)
Western Conference of Teamsters Pension Plan	$24,684	$23,268	$21,893	No	No
Teamsters Pension Trust Fund of Philadelphia and Vicinity	2,375	2,233	1,977	No	No
N.Y. State Teamsters Conference Pension and Retirement Fund	1,496	1,455	1,444	No	No
Truck Drivers and Helpers Local Union No. 355 Retirement Pension Fund	2,237	2,068	1,874	No	Yes
Minneapolis Food Distributing Industry Pension Plan	2,996	3,073	3,214	Yes	Yes

For all of the plans noted in the table above, minimum contributions outside of the agreed upon contractual rate are not required.

Other Postretirement Benefit Plans

In addition to the contributions to the defined benefit pension plans described above, Sysco also contributes to several multiemployer plans that provide other postretirement benefits based on obligations arising under collective bargaining agreements covering union-represented employees. These plans may provide medical, pharmacy, dental, vision, mental health and other benefits to active employees and retirees as determined by the trustees of each plan. Sysco contributed to these plans $25.9 million in fiscal 2016, $28.5 million in fiscal 2015 and $29.7 million in fiscal 2014. There have been no significant changes that affect the comparability of fiscal 2016, fiscal 2015 and fiscal 2014 contributions.

16. SHAREHOLDERS’ EQUITY

Accelerated Share Repurchase Program

On September 23, 2015, the company entered into a Master Confirmation and Supplemental Confirmation (collectively, the ASR Agreement) with Goldman, Sachs & Co. (Goldman) relating to an accelerated share repurchase program (the ASR Program). Pursuant to the terms of the ASR Agreement, Sysco agreed to repurchase $1.5 billion of its common stock from Goldman.

In connection with the ASR Program, the company paid $1.5 billion to Goldman on September 28, 2015, in exchange for 32,319,392 shares of the company’s outstanding common stock; however, the number of shares ultimately delivered to the company by Goldman was subject to adjustment based on the volume-weighted average share price of the company’s common stock during the term of the ASR Agreement, less an agreed discount. All purchases under the ASR Program were completed on May 23, 2016, resulting in Sysco receiving an additional 2,396,788 shares from Goldman at settlement.

The receipt of 34,716,180 shares is included in Treasury stock and reduced the company’s weighted average common shares outstanding for fiscal 2016. The adjustment feature, which was based on the volume-weighted average share price, was considered a forward contract indexed to Sysco’s own common stock and met all of the applicable criteria for equity classification and, therefore, was not accounted for as a derivative instrument.

17. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	2016	2015	2014
	(In thousands, except for share and per share data)

Numerator:
Net earnings	$949,622	$686,773	$931,533

Denominator:
Weighted-average basic shares outstanding	573,057,406	592,072,308	585,988,084
Dilutive effect of share-based awards	4,334,000	4,776,726	4,228,136

Weighted-average diluted shares outstanding	577,391,406	596,849,034	590,216,220

Basic earnings per share	$1.66	$1.16	$1.59

Diluted earnings per share	$1.64	$1.15	$1.58

The number of options that were not included in the diluted earnings per share calculation because the effect would have been anti-dilutive was approximately 3,586,927, 2,400,000 and 2,100,000 for fiscal 2016, 2015 and 2014, respectively.

Dividends declared were $695.5 million, $705.5 million and $673.6 million in fiscal 2016, 2015 and 2014, respectively. Included in dividends declared for each year were dividends declared but not yet paid at year-end of approximately $174.1 million, $178.3 million and $171.6 million in fiscal 2016, 2015 and 2014, respectively.

18. OTHER COMPREHENSIVE INCOME

Comprehensive income is net earnings plus certain other items that are recorded directly to shareholders’ equity, such as foreign currency translation adjustment, amounts related to cash flow hedging arrangements and certain amounts related to pension and other postretirement plans. Comprehensive income was $514.7 million, $406.2 million and $735.8 million for fiscal 2016, 2015 and 2014, respectively.

A summary of the components of other comprehensive income (loss) and the related tax effects for each of the periods presented is as follows:

		2016
	Location of Expense (Income) Recognized in Net Earnings	Before Tax Amount	Tax	Net of Tax Amount
		(In thousands)
Pension and other postretirement benefit plans:
Reclassification adjustments:
Amortization of prior service cost	Operating expenses	$11,351	$4,359	$6,992
Amortization of actuarial loss (gain), net	Operating expenses	21,677	8,325	13,352

Total reclassification adjustments		33,028	12,684	20,344
Other comprehensive income before reclassification adjustments
Net actuarial (loss) gain, net arising in current year		(681,034)	(261,517)	(419,517)

Total comprehensive income before reclassification adjustments		(681,034)	(261,517)	(419,517)
Foreign currency translation:
Foreign currency translation adjustment	N/A	(39,080)	—	(39,080)
Interest rate swaps:
Reclassification adjustments:
Amortization of cash flow hedges	Interest expense	11,543	4,432	7,111
Other comprehensive income before reclassification adjustments:
Change in fair value of cash flow hedge		(6,134)	(2,355)	(3,779)

Total other comprehensive loss		$(681,677)	$(246,756)	$(434,921)

		2015
	Location of Expense (Income) Recognized in Net Earnings	Before Tax Amount	Tax	Net of Tax Amount
			(In thousands)
Pension and other postretirement benefit plans:
Reclassification adjustments:
Amortization of prior service cost	Operating expenses	$11,279	$4,331	$6,948
Amortization of actuarial loss (gain), net	Operating expenses	19,437	7,464	11,973

Total reclassification adjustments		30,716	11,795	18,921

Other comprehensive income before reclassification adjustment:
Prior service cost arising in the current year	N/A	(914)	(351)	(563)
Net actuarial (loss) gain, net arising in the current year	N/A	(61,221)	(23,509)	(37,712)

Total other comprehensive income before reclassification adjustments		(62,135)	(23,860)	(38,275)
Foreign currency translation:
Other comprehensive income before reclassification adjustments:
Foreign currency translation adjustment	N/A	(232,185)	—	(232,185)
Interest rate swaps:
Reclassification adjustments:
Amortization of cash flow hedges	Interest expense	8,305	3,189	5,116
Other comprehensive income before reclassification adjustments:
Change in fair value of cash flow hedges	N/A	(55,374)	(21,263)	(34,111)

Total other comprehensive loss		$(310,673)	$(30,139)	$(280,534)

		2014
	Location of Expense (Income) Recognized in Net Earnings	Before Tax Amount	Tax	Net of Tax Amount
			(In thousands)
Pension and other postretirement benefit plans:
Reclassification adjustments:
Amortization of prior service cost	Operating expenses	$11,313	$4,343	$6,970
Amortization of actuarial loss (gain), net	Operating expenses	16,184	6,216	9,968

Total reclassification adjustments		27,497	10,559	16,938

Other comprehensive income before reclassification adjustments
Prior service cost arising in the current year		347	133	214
Net actuarial loss (gain) arising in the current year		(207,698)	(79,756)	(127,942)

Total other comprehensive income before reclassification adjustments		(207,351)	(79,623)	(127,728)

Foreign currency translation:
Other comprehensive income before reclassification adjustments:
Foreign currency translation adjustment	N/A	(3,106)	—	(3,106)
Interest rate swaps:
Reclassification adjustments:
Amortization of cash flow hedges	Interest expense	625	240	385
Other comprehensive income before reclassification adjustments
Change in fair value of cash flow hedge	N/A	(133,466)	(51,251)	(82,215)

Total other comprehensive loss		$(315,801)	$(120,075)	$(195,726)

The following tables provide a summary of the changes in accumulated other comprehensive (loss) income for the periods presented:

	Pension and Other Postretirement Benefit Plans, net of tax	Foreign Currency Translation	Interest Rate Swap, net of tax	Total
	(In thousands)
Balance as of June 29, 2013	$(575,167)	$137,558	$(9,328)	$(446,937)
Other comprehensive income before reclassification adjustments	(127,728)	(3,106)	(82,215)	(213,049)
Amounts reclassified from accumulated other comprehensive loss	16,938	—	385	17,323

Balance as of June 28, 2014	(685,957)	134,452	(91,158)	(642,663)
Other comprehensive income before reclassification adjustments	(38,275)	(232,185)	(34,111)	(304,571)
Amounts reclassified from accumulated other comprehensive loss	18,921	—	5,116	24,037

Balance as of June 27, 2015	(705,311)	(97,733)	(120,153)	(923,197)
Other comprehensive income before reclassification adjustments	(419,517)	(39,080)	(3,779)	(462,376)
Amounts reclassified from accumulated other comprehensive loss	20,344	—	7,111	27,455

Balance as of July 2, 2016	$(1,104,484)	$(136,813)	$(116,821)	$(1,358,118)

19. SHARE-BASED COMPENSATION

Sysco provides compensation benefits to employees and non-employee directors under several share-based payment arrangements including various employee stock long-term incentive plans, a non-employee director plan and the Employees’ Stock Purchase Plan (ESPP).

Stock Incentive Plans

In November 2013, Sysco’s Long-term Incentive Plan (2013 Plan) was adopted and reserved up to 55,600,000 shares of Sysco common stock for share-based awards to employees, non-employee directors and key advisors. Of the 55,600,000 authorized shares, the full 55,600,000 shares may be issued as options or stock appreciation rights and up to 17,500,000 shares may be issued as restricted stock, restricted stock units or other types of stock-based awards. To date, Sysco has issued options and restricted stock units under the 2013 Plan. Vesting requirements for awards under the 2013 Plan vary by individual grant and may include either time-based vesting or time-based vesting subject to acceleration based on performance criteria for fiscal periods of at least one year. The contractual life of all options granted under the 2013 Plan are and will be no greater than ten years. As of July 2, 2016, there were 38,535,843 remaining shares authorized and available for grant in total under the 2013 Plan, of which the full 38,535,843 shares may be issued as options or stock appreciation rights, or as a combination of up to 13,964,784 shares that may be issued as restricted stock, restricted stock units or other types of stock-based awards, with the remainder available for issuance as options or stock appreciation rights.

Sysco has also granted employee options under several previous employee stock option plans for which previously granted options remain outstanding as of July 2, 2016. No new options will be issued under any of the prior plans, as future grants to employees will be made through the 2013 Plan or subsequently adopted plans. Awards under these plans are subject to time-based vesting with vesting periods that vary by individual grant. The contractual life of all options granted under these plans is seven years.

In November 2009, Sysco’s 2009 Non-Employee Directors Stock Plan (2009 NED Plan) was adopted and provides for the issuance of up to 750,000 shares of Sysco common stock as share-based awards to non-employee directors. The authorized shares may be granted as restricted stock, restricted stock units, elected shares or additional shares. Vesting requirements for awards under the 2009 NED Plan varies by individual grant and include either time-based vesting or vesting based on performance criteria. As of July 2, 2016, there were a total of 270,074 remaining shares authorized and available for grant under the 2009 NED Plan.

Stock Options

Sysco’s option awards are subject to graded vesting over a requisite service period with compensation cost recognized on a straight-line basis over the requisite service period over the duration of the award.

In addition, certain of Sysco’s options provide that the options continue to vest as if the optionee continued as an employee or director if the optionee meets certain age and years of service thresholds upon retirement. In these cases, Sysco will recognize compensation cost for such awards over the period from the grant date to the date the employee or director first becomes eligible to retire with the options continuing to vest after retirement.

The fair value of each option award is estimated as of the date of grant using a Black-Scholes option pricing model. Expected dividend yield is estimated based on the historical pattern of dividends and the average stock price for the year preceding the option grant. Expected volatility is based on historical volatility of Sysco’s stock, implied volatilities from traded options on Sysco’s stock and other factors. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Sysco utilizes historical data to estimate option exercise and employee termination behavior within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately in determining the expected life of awards for valuation purposes.

The weighted average assumptions discussed above are noted in the table below for relevant periods as follows:

	2016	2015	2014
Dividend yield	3.1%	3.2%	3.5%
Expected volatility	20.4%	20.7%	20.4%
Risk-free interest rate	2.0%	2.0%	2.1%
Expected life	7.2 years	7.3 years	7.2 years

The following summary presents information regarding outstanding options as of July 2, 2016 and changes during the fiscal year then ended with regard to options under all stock incentive plans:

	Shares Under Option	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of June 27, 2015	25,792,378	$31.28
Granted	4,367,764	40.63
Exercised	(8,154,705)	28.62
Forfeited	(756,775)	34.20
Expired	(20,334)	25.79

Outstanding as of July 2, 2016	21,228,328	$34.13	6.03	$352,493

Vested or expected to vest as of July 2, 2016	13,735,565	$35.94	7.19	$203,100

Exercisable as of July 2, 2016	7,305,776	$30.60	3.78	$147,080

The total number of employee options granted was 4,367,764, 4,497,954 and 5,575,645 in fiscal years 2016, 2015 and 2014, respectively.

During fiscal 2016, 1,495,351 and 2,872,413 options were granted to 8 executive officers and approximately 169 other key employees, respectively. During fiscal 2015, 1,286,533 and 3,211,421 options were granted to 6 executive officers and approximately 173 other key employees, respectively. During fiscal 2014, 2,159,698 and 3,415,947 options were granted to 11 executive officers and 167 other key employees, respectively.

The weighted average grant date fair value of options granted in fiscal 2016, 2015 and 2014 was $5.99, $5.78 and $4.64, respectively. The total intrinsic value of options exercised during fiscal 2016, 2015 and 2014 was $36.1 million, $21.6 million and $19.1 million, respectively.

Restricted Stock Units

During fiscal 2016, 2015 and 2014, restricted stock units of 1,257,889, 1,198,588 and 1,322,709 were granted to employees, respectively, the majority of which will vest ratably over a three-year period. Some of these restricted stock units were granted with dividend equivalents. The fair value of each restricted stock unit award granted with a dividend equivalent is based on the company’s stock price as of the date of grant. For restricted stock unit awards granted without dividend equivalents, the fair value was reduced by the present value of expected dividends as of the date of grant date during the vesting period. The weighted average grant date fair value per share of restricted stock units granted during fiscal 2016, 2015 and 2014 was $42.78, $37.59 and $33.39, respectively. The total fair value of restricted stock units vested during fiscal 2016, 2015 and 2014 was $43.4 million, $52.5 million and $39.4 million, respectively.

Non-Employee Director Awards

During fiscal 2016, 2015 and 2014, restricted awards of 43,362, 37,035 and 43,119 were granted to non-employee directors (NED’s), respectively, that will vest over a one-year period. NED’s may elect to receive these awards in restricted stock shares that will vest at the end of the award stated vesting period or as deferred units that convert into shares of Sysco common stock on a date subsequent to the award stated vesting date selected by the NED. The fair value of the restricted awards is based on the company’s stock price as of the date of grant. The weighted average grant date fair value of the shares granted during fiscal 2016, 2015 and 2014 was $40.59, $38.89 and $33.40, respectively. The total fair value of restricted stock shares vested and deferred units distributed during fiscal 2016, 2015 and 2014 was $1.6 million, $1.6 million and $1.4 million, respectively. Restricted stock shares are valued on their vesting date. Vested deferred units are valued on their subsequent conversion and distribution date.

NED’s may elect to receive up to 100% of their annual directors’ fees in Sysco common stock on either an annual or deferred basis. Sysco provides a matching grant of 50% of the number of shares received for the stock election subject to certain limitations. As a result of such elections, a total of 25,185, 23,949 and 24,565 shares with a weighted-average grant date fair value of $39.31, $38.26 and $34.59 per share were issued in fiscal 2016, 2015 and 2014, respectively, in the form of fully vested common stock or deferred units. The total fair value of common stock issued as a result of election shares and deferred units distributed during fiscal 2016, 2015 and 2014 was $1.0 million, $0.9 million and $0.8 million, respectively. Common stock shares are valued on their vesting date. Vested deferred units are valued on their subsequent conversion and distribution date.

As of July 2, 2016, there were 103,137 fully vested deferred units outstanding that will convert into shares of Sysco common stock upon dates selected by the respective NED.

Summary of Non-vested Awards

The following summary presents information regarding outstanding non-vested awards as of July 2, 2016 and changes during the fiscal year then ended with regard to these awards under the stock incentive plans. Award types represented include restricted stock units granted to employees and restricted awards granted to non-employee directors.

	Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested as of June 27, 2015	2,697,654	$34.37
Granted	1,301,278	42.71
Vested	(1,335,552)	33.69
Forfeited	(130,659)	35.98

Non-vested as of July 2, 2016	2,532,721	$38.93

Employees’ Stock Purchase Plan

Sysco has an ESPP that permits employees to invest in Sysco common stock by means of periodic payroll deductions at a discount of 15% from the closing price on the last business day of each calendar quarter. The total number of shares which may be sold pursuant to the ESPP may not exceed 79,000,000 shares, of which 9,935,892 remained available as of July 2, 2016.

During fiscal 2016, 1,275,765 shares of Sysco common stock were purchased by the participants, as compared to 1,243,275 shares purchased in fiscal 2015 and 1,315,535 shares purchased in fiscal 2014. The weighted average fair value of employee stock purchase rights issued pursuant to the ESPP was $6.04, $5.73 and $5.17 per share during fiscal 2016, 2015 and 2014, respectively. The fair value of the stock purchase rights was calculated as the difference between the stock price at date of issuance and the employee purchase price.

All Share-Based Payment Arrangements

The total share-based compensation cost included in operating expenses in the consolidated results of operations was $79.5 million, $73.8 million and $74.3 million for fiscal 2016, 2015 and 2014, respectively. The total income tax benefit for share-based compensation arrangements was $30.7 million, $27.4 million and $28.1 million for fiscal 2016, 2015 and 2014, respectively.

As of July 2, 2016, there was $69.6 million of total unrecognized share-based compensation cost, which is expected to be recognized over a weighted-average period of 2.42 years.

Cash received from option exercises and purchases of shares under the ESPP was $282.4 million, $240.2 million and $255.6 million during fiscal 2016, 2015 and 2014, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $42.5 million, $20.7 million and $16.6 million during fiscal 2016, 2015 and 2014, respectively.

20. INCOME TAXES

Income Tax Provisions

For financial reporting purposes, earnings before income taxes consists of the following:

	2016	2015	2014
	(In thousands)
U.S.	$1,225,142	$818,244	$1,287,371
Foreign	207,865	189,903	188,253

Total	$1,433,007	$1,008,147	$1,475,624

The income tax provision / (benefit) for each fiscal year consists of the following:

	2016	2015	2014
	(In thousands)
U.S. federal income taxes	$429,658	$285,807	$433,795
State and local income taxes	34,032	(2,737)	55,736
Foreign income taxes	19,695	38,304	54,560

Total	$483,385	$321,374	$544,091

The current and deferred components of the income tax provisions for each fiscal year are as follows:

	2016	2015	2014
	(In thousands)
Current	$385,183	$327,639	$574,760
Deferred	98,202	(6,265)	(30,669)

Total	$483,385	$321,374	$544,091

The deferred tax provisions result from the effects of net changes during the year in deferred tax assets and liabilities arising from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred Tax Assets and Liabilities

Significant components of Sysco’s deferred tax assets and liabilities are as follows:

	July 2, 2016	June 27, 2015
	(In thousands)
Deferred tax assets:
Net operating loss state tax carryforwards	$66,471	$47,958
Benefit on unrecognized tax benefits	12,842	16,270
Pension	453,394	264,780
Share-based compensation	43,698	42,569
Deferred compensation	38,840	35,573
Self-insured liabilities	67,050	65,617
Receivables	41,574	38,410
Inventory	24,138	68,186
Cash flow hedge	7,421	74,900
Foreign currency remeasurement losses and currency hedge	47,632	—
Other	29,550	29,667

Total deferred tax assets	832,610	683,930
Deferred tax liabilities:
Excess tax depreciation and basis differences of assets	346,900	381,875
Goodwill and intangible assets	254,202	224,943
Other	51,130	23,449

Total deferred tax liabilities	652,232	630,267

Total net deferred tax assets	$180,378	$53,663

The company’s net operating tax loss carryforwards as of July 2, 2016 and June 27, 2015 consisted primarily of state net operating tax loss carryforwards. The state net operating tax loss carryforwards outstanding as of July 2, 2016 expire in fiscal years 2017 through 2035. There were no valuation allowances recorded for the state tax loss carryforwards as of July 2, 2016 and June 27, 2015 because management believes it is more likely than not that these benefits will be realized based on utilization forecasts.

Effective Tax Rates

Reconciliations of the statutory federal income tax rate to the effective income tax rates for each fiscal year are as follows:

	2016	2015	2014
U.S. statutory federal income tax rate	35.00%	35.00%	35.00%
State and local income taxes, net of any applicable federal income tax benefit	1.79	0.91	2.82
Foreign tax rate differential	(2.40)	(2.84)	(1.66)
Uncertain Tax Position (1)	(1.96)	—	—
Other	1.30	(1.19)	0.71

	33.73%	31.88%	36.87%

(1)	Uncertain tax positions are included within “Other” for fiscal 2015 and 2014.

The effective tax rate of 33.7% for fiscal 2016 was favorably impacted by the favorable resolution of tax contingencies resulting in tax benefits of $29.6 million ($10.6 million in tax and $19.0 million in interest). Costs associated with the redemption of the senior notes that had been issued in contemplation of the proposed merger with US Foods and charges incurred from the revision to the Company’s business technology strategy resulted in lower state taxes. Indefinitely reinvested earnings taxed at foreign statutory rates less than our domestic tax rate also had the impact of reducing the effective tax rate.

The effective tax rate of 31.9% for fiscal 2015 was favorably impacted by lower earnings in the U.S. primarily from the termination of the US Foods merger agreement, litigation costs, merger integration planning costs and interest expense attributable to the proposed merger of $693 million for the fiscal year. These costs were attributed to the company’s U.S. earnings, which has the highest tax rate of all of the jurisdictions where it remits taxes. These losses created low levels of earnings in the U.S. and generated net operating losses in certain states, making the company’s indefinitely reinvested earnings in its foreign operations a more predominant factor in its effective tax rate because those operations have lower tax rates. Additionally, Sysco made the decision to amend a prior U.S. tax return in order to maximize a foreign tax credit as opposed to a foreign tax deduction which also created benefit in our effective tax rate.

The effective tax rate of 36.9% for fiscal 2014 was negatively impacted primarily by two items. First, the company recorded tax expense of $6.2 million related to a non-deductible penalty that the company incurred. Second, the company recorded net tax expense of $5.2 million for tax and interest related to various federal, foreign and state uncertain tax positions. This negative impact was partially offset by the recording of $5.7 million of tax benefit related to disqualifying dispositions of Sysco stock pursuant to share-based compensation arrangements. Indefinitely reinvested earnings taxed at foreign statutory rates less than our domestic tax rate also had the impact of reducing the effective tax rate.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding interest and penalties, is as follows:

	2016	2015
	(In thousands)
Unrecognized tax benefits at beginning of year	$37,546	$49,180
Additions for tax positions related to prior years	142	797
Reductions for tax positions related to prior years	(12,932)	(8,001)
Reductions due to settlements with taxing authorities	(142)	(4,430)

Unrecognized tax benefits at end of year	$24,614	$37,546

As of July 2, 2016, the gross amount of liability for accrued interest and penalties related to unrecognized tax benefits was $14.9 million. As of June 27, 2015, the gross amount of liability for accrued interest and penalties related to unrecognized tax benefits was $33.4 million. The expense recorded for interest and penalties related to unrecognized tax benefits in fiscal 2016 fiscal 2015 was not material.

If Sysco were to recognize all unrecognized tax benefits recorded as of July 2, 2016, approximately $16.9 million of the $24.6 million reserve would reduce the effective tax rate. If Sysco were to recognize all unrecognized tax benefits recorded as of June 27, 2015, approximately $27.7 million of the $37.5 million reserve would reduce the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefits with respect to certain of the company’s unrecognized tax positions will increase or decrease in the next twelve months either because Sysco’s positions are sustained on audit or because the company agrees to their disallowance. Items that may cause changes to unrecognized tax benefits primarily include the consideration of various filing requirements in various states and the allocation of income and expense between tax jurisdictions. In addition, the amount of unrecognized tax benefits recognized within the next twelve months may decrease due to the expiration of the statute of limitations for certain years in various jurisdictions; however, it is possible that a jurisdiction may open an audit on one of these years prior to the statute of limitations expiring. At this time, an estimate of the range of the reasonably possible change cannot be made.

Sysco’s federal tax returns for 2006 and subsequent tax years have been audited and/or have statutes of limitations that remain open for audit. As of July 2, 2016, Sysco’s tax returns in the majority of the state and local jurisdictions and Canada are no longer subject to audit for the years before 2009. However, in Canada, the company remains open to transfer pricing adjustments back to 2003 for some entities. Certain tax jurisdictions require partial to full payment on audit assessments or the posting of letters of credit in order to proceed to the appeals process. Although the outcome of tax audits is generally uncertain, the company believes that adequate amounts of tax, including interest and penalties, have been accrued for any adjustments that may result from those open years.

Other

Undistributed income of certain consolidated foreign subsidiaries at July 2, 2016 amounted to $1.2 billion, for which no deferred U.S. income tax provision has been recorded because Sysco intends to indefinitely reinvest such income in those foreign operations. An estimate of any U.S. income or foreign withholding taxes that may be applicable upon actual or deemed repatriation is not practical due to the complexities associated with the hypothetical calculation.

21. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Sysco is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible to probable. When probable and reasonably estimable, the losses have been accrued. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the consolidated financial position or results of operations of the company. However, the final results of legal proceedings cannot be predicted with certainty, and if the company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the company’s current estimates of the range of potential losses, the company’s consolidated financial position or results of operations could be materially adversely affected in future periods.

Fuel Commitments

Sysco routinely enters into forward purchase commitments for a portion of its projected diesel fuel requirements. As of July 2, 2016, we had forward diesel fuel commitments totaling approximately $84.9 million through May 2017.

Other Commitments

Sysco has committed to aggregate product purchases for resale in order to benefit from a centralized approach to purchasing. A majority of these agreements expire within one year; however, certain agreements have terms through fiscal 2021. These agreements commit the company to a minimum volume at various pricing terms, including fixed pricing, variable pricing or a combination thereof. Minimum amounts committed to as of July 2, 2016 totaled approximately $1.8 billion. Minimum amounts committed to by year are as follows:

Amount
(In thousands)
2017	$1,508,018
2018	318,231
2019	2,863
2020	2,863
2021	1,443

Sysco has contracts with various third party service providers to receive information technology services. The services have been committed for periods up to fiscal 2019 and may be extended. As of July 2, 2016, the total remaining cost of the services over that period is expected to be approximately $418.3 million. A portion of this committed amount may be reduced by Sysco utilizing less than estimated resources and can be increased by Sysco utilizing more than estimated resources. Certain agreements allow adjustments for inflation. Sysco may also cancel a portion or all of the services provided subject to termination fees that decrease over time. If Sysco were to terminate all of the services in fiscal 2017, the estimated termination fees incurred in fiscal 2017 would be approximately $21.8 million.

22. BUSINESS SEGMENT INFORMATION

Sysco has aggregated certain of its operating segments into three reportable segments. “Other” financial information is attributable to the company’s other operating segments that do not meet the quantitative disclosure thresholds.

•	U.S. Foodservice Operations - primarily includes U.S. broadline operations, custom-cut meat companies, FreshPoint (our specialty produce companies) and European Imports (a specialty import company);

•	International Foodservice Operations – primarily includes broadline operations in Canada and Europe (including the Brakes Group, which was acquired in fiscal 2017), Bahamas, Mexico, Costa Rica and Panama, as well as a company that distributes to international customers;

•	SYGMA - our customized distribution subsidiary; and

•	Other - primarily our hotel supply operations and our Sysco Ventures platform, which includes our suite of technology solutions that help support the business needs of our customers.

Broadline operating companies distribute a full line of food products and a wide variety of non-food products to both traditional and chain restaurant customers, hospitals, schools, hotels, industrial caterers and other venues where foodservice products are served. SYGMA operating companies distribute a full line of food products and a wide variety of non-food products to certain chain restaurant customer locations.

The accounting policies for the segments are the same as those disclosed by Sysco for its consolidated financial statements. Management evaluates the performance of each of our operating segments based on its respective operating income results. Corporate expenses generally include all expenses of the corporate office and Sysco’s shared services center. These also include all share-based compensation costs. While a segment’s operating income may be impacted in the short-term by increases or decreases in gross profits, expenses, or a combination thereof, over the long-term each business segment is expected to increase its operating income at a greater rate than sales growth. This is consistent with our long-term goal of leveraging earnings growth at a greater rate than sales growth.

The following tables set forth certain financial information for Sysco’s business segments:

	Fiscal Year
	2016	2015	2014
		(In thousands)
Sales:
U.S. Foodservice Operations	$37,776,443	$36,098,977	$33,832,366
International Foodservice Operations (1)	5,436,209	5,592,137	5,633,940
SYGMA	6,102,328	6,076,215	6,177,804
Other	1,051,939	913,423	872,602

Total	$50,366,919	$48,680,752	$46,516,712

Operating income:
U.S. Foodservice Operations	$2,771,932	$2,493,210	$2,362,836
International Foodservice Operations (1)	177,159	170,913	172,588
SYGMA	27,469	20,381	38,006
Other	32,586	26,596	30,336

Total segments	3,009,146	2,711,100	2,603,766
Corporate expenses	(1,158,646)	(1,481,738)	(1,016,644)

Total operating income	1,850,500	1,229,362	1,587,122

Interest expense	306,146	254,807	123,741
Other expense (income), net	111,347	(33,592)	(12,243)

Earnings before income taxes	$1,433,007	$1,008,147	$1,475,624

Depreciation and amortization
U.S. Foodservice Operations	$252,392	$260,021	$311,952
International Foodservice Operations (1)	70,184	63,037	18,784
SYGMA	31,792	29,753	28,164
Other	12,450	9,581	7,235

Total segments	366,818	362,392	366,135
Corporate	295,892	190,629	189,927

Total	$662,710	$553,021	$556,062

Capital Expenditures:
U.S. Foodservice Operations	$153,528	$184,567	$227,279
International Foodservice Operations (1)	56,689	80,170	142,381
SYGMA	31,811	36,948	34,671
Other	20,702	4,287	7,782

Total segments	262,730	305,972	412,113
Corporate	264,616	236,858	111,093

Total	$527,346	$542,830	$523,206

Assets:
U.S. Foodservice Operations	$6,753,056	$6,772,270	$7,753,603
International Foodservice Operations (1)	2,019,406	1,915,011	1,795,737
SYGMA	539,639	510,626	512,098
Other	459,785	327,691	321,589

Total segments	9,771,886	9,525,598	10,383,027
Corporate	6,949,918	8,463,683	2,758,086

Total	$16,721,804	$17,989,281	$13,141,113

(1)	Amounts are impacted by changes in exchange rates used to translate foreign results into U.S. dollars.

The sales mix for the principal product categories for each fiscal year is as follows:

	Fiscal Year
	2016	2015	2014
	(In thousands)
Fresh and frozen meats	$10,273,247	$10,080,290	$8,809,148
Canned and dry products	8,402,230	7,999,250	8,383,007
Frozen fruits, vegetables, bakery and other	6,719,648	6,339,537	6,196,362
Poultry	5,392,933	5,189,496	4,814,949
Dairy products	5,276,991	5,199,036	4,956,895
Fresh produce	4,156,978	3,828,298	3,725,108
Paper and disposables	3,557,514	3,507,007	3,438,074
Seafood	2,541,239	2,490,523	2,401,021
Beverage products	1,849,780	1,754,944	1,671,000
Janitorial products	1,251,821	1,102,855	1,050,187
Equipment and smallwares	593,595	661,254	678,454
Medical supplies	350,943	528,262	392,507

Total	$50,366,919	$48,680,752	$46,516,712

Information concerning geographic areas is as follows:

	Fiscal Year
	2016	2015	2014
	(In thousands)
Sales:
U.S.	$44,922,937	$43,146,591	$40,612,963
Canada	4,486,282	4,727,742	4,923,672
Other	957,700	806,419	980,077

Total	$50,366,919	$48,680,752	$46,516,712

Long-lived assets:
U.S.	$3,461,505	$3,519,610	$3,520,449
Canada	309,027	317,231	347,440
Other	109,910	145,302	117,729

Total	$3,880,442	$3,982,143	$3,985,618

23. SUPPLEMENTAL GUARANTOR INFORMATION - SUBSIDIARY GUARANTEES

On January 19, 2011, the wholly owned U.S. Broadline subsidiaries of Sysco Corporation entered into full and unconditional guarantees of all outstanding senior notes and debentures of Sysco Corporation. Borrowings under the company’s revolving credit facility supporting the company’s U.S. and Canadian commercial paper programs are also covered under these guarantees. As of July 2, 2016, Sysco had a total of $7.4 billion in senior notes, debentures and commercial paper outstanding that was covered by these guarantees.

All subsidiary guarantors are 100% owned by the parent company, all guarantees are full and unconditional and all guarantees are joint and several, except that the guarantee of any subsidiary guarantor with respect to a series of senior notes or debentures may be released under certain customary circumstances. If we exercise our defeasance option with respect to the senior notes or debentures of any series, then any subsidiary guarantor effectively will be released with respect to that series. Further, each subsidiary guarantee will remain in full force and effect until the earliest to occur of the date, if any, on which (1) the applicable subsidiary guarantor shall consolidate with or merge into Sysco Corporation or any successor of Sysco Corporation or (2) Sysco Corporation or any successor of Sysco Corporation consolidates with or merges into the applicable subsidiary guarantor.

The following condensed consolidating financial statements present separately the financial position, comprehensive income and cash flows of the parent issuer (Sysco Corporation), the guarantors (the majority of the company’s U.S. Broadline subsidiaries), and all other non-guarantor subsidiaries of Sysco (Other Non-Guarantor Subsidiaries) on a combined basis with eliminating entries.

	Condensed Consolidating Balance Sheet Jul. 2, 2016
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Totals
			(In thousands)
Current assets	$3,440,206	$3,813,524	$2,800,169	$—	$10,053,899
Investment in subsidiaries	6,484,258	224,138	(306,219)	(6,402,177)	—
Plant and equipment, net	429,890	1,587,702	1,862,850	—	3,880,442
Other assets	213,186	642,525	1,931,752	—	2,787,463

Total assets	$10,567,540	$6,267,889	$6,288,552	$(6,402,177)	$16,721,804

Current liabilities	$621,925	$111,728	$3,700,803	$—	$4,434,456
Intercompany payables (receivables)	(1,348,425)	2,097,508	(749,083)	—	—
Long-term debt	7,145,955	62,387	128,588	—	7,336,930
Other liabilities	878,834	248,493	268,097	—	1,395,424
Noncontrolling interest	—	—	75,386	—	75,386
Shareholders’ equity	3,269,251	3,747,773	2,864,761	(6,402,177)	3,479,608

Total liabilities and shareholders’ equity	$10,567,540	$6,267,889	$6,288,552	$(6,402,177)	$16,721,804

	Condensed Consolidating Balance Sheet June 27, 2015
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Totals
			(In thousands)
Current assets	$4,894,387	$4,012,924	$2,586,993	$—	$11,494,304
Investment in subsidiaries	9,088,455	—	—	(9,088,455)	—
Plant and equipment, net	510,285	1,694,659	1,777,199	—	3,982,143
Other assets	371,802	522,566	1,618,466	—	2,512,834

Total assets	$14,864,929	$6,230,149	$5,982,658	$(9,088,455)	$17,989,281

Current liabilities	$5,851,364	$1,658,558	$1,889,693	$—	$9,399,615
Intercompany payables (receivables)	973,497	(1,996,915)	1,023,418	—	—
Long-term debt	2,154,923	10,121	106,781	—	2,271,825
Other liabilities	624,795	278,458	113,060	—	1,016,313
Noncontrolling interest	—	—	41,304	—	41,304
Shareholders’ equity	5,260,350	6,279,927	2,808,402	(9,088,455)	5,260,224

Total liabilities and shareholders’ equity	$14,864,929	$6,230,149	$5,982,658	$(9,088,455)	$17,989,281

	Condensed Consolidating Statement of Comprehensive Income Jul. 2, 2016
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Totals
			(In thousands)
Sales	$—	$33,932,334	$18,112,973	$(1,678,388)	$50,366,919
Cost of sales	—	27,485,111	15,519,724	(1,678,388)	41,326,447

Gross profit	—	6,447,223	2,593,249	—	9,040,472
Operating expenses	944,457	3,857,415	2,388,100	—	7,189,972

Operating income (loss)	(944,457)	2,589,808	205,149	—	1,850,500
Interest expense (income)	381,122	(145,852)	70,876	—	306,146
Other expense (income), net	128,777	(1,876)	(15,554)	—	111,347

Earnings (losses) before income taxes	(1,454,356)	2,737,536	149,827	—	1,433,007
Income tax (benefit) provision	(490,579)	923,416	50,548	—	483,385
Equity in earnings of subsidiaries	1,913,399	—	—	(1,913,399)	—

Net earnings	949,622	1,814,120	99,279	(1,913,399)	949,622
Other comprehensive income (loss)	(434,921)	—	(149,875)	149,875	(434,921)

Comprehensive income	$514,701	$1,814,120	$(50,596)	$(1,763,524)	$514,701

	Condensed Consolidating Statement of Comprehensive Income June 27, 2015
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Totals
			(In thousands)
Sales	$—	$32,626,221	$17,477,986	$(1,423,455)	$48,680,752
Cost of sales	—	26,572,257	14,980,434	(1,423,455)	40,129,236

Gross profit	—	6,053,964	2,497,552	—	8,551,516
Operating expenses	1,232,956	3,709,320	2,379,878	—	7,322,154

Operating income (loss)	(1,232,956)	2,344,644	117,674	—	1,229,362
Interest expense (income)	323,918	(108,233)	39,122	—	254,807
Other expense (income), net	(9,496)	(3,609)	(20,487)	—	(33,592)

Earnings (losses) before income taxes	(1,547,378)	2,456,486	99,039	—	1,008,147
Income tax (benefit) provision	(493,263)	783,066	31,571	—	321,374
Equity in earnings of subsidiaries	1,740,888	—	—	(1,740,888)	—

Net earnings	686,773	1,673,420	67,468	(1,740,888)	686,773
Other comprehensive income (loss)	(280,534)		(232,185)	232,185	(280,534)

Comprehensive income	$406,239	$1,673,420	$(164,717)	$(1,508,703)	$406,239

	Condensed Consolidating Statement of Comprehensive Income June 28, 2014
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Totals
			(In thousands)
Sales	$—	$30,741,979	$16,979,494	$(1,204,761)	$46,516,712
Cost of sales	—	24,990,377	14,550,061	(1,204,761)	38,335,677

Gross profit	—	5,751,602	2,429,433	—	8,181,035
Operating expenses	804,177	3,520,577	2,269,159	—	6,593,913

Operating income (loss)	(804,177)	2,231,025	160,274	—	1,587,122
Interest expense (income)	232,140	(102,086)	(6,313)	—	123,741
Other expense (income), net	(7,434)	217	(5,026)	—	(12,243)

Earnings (losses) before income taxes	(1,028,883)	2,332,894	171,613	—	1,475,624
Income tax (benefit) provision	(379,369)	860,184	63,276	—	544,091
Equity in earnings of subsidiaries	1,581,047	—	—	(1,581,047)	—

Net earnings	931,533	1,472,710	108,337	(1,581,047)	931,533
Other comprehensive income (loss)	(195,726)	—	(3,106)	3,106	(195,726)

Comprehensive income	$735,807	$1,472,710	$105,231	$(1,577,941)	$735,807

	Condensed Consolidating Cash Flows Jul. 2, 2016
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Cash flows provided by (used for):
Operating activities	$(873,690)	$681,979	$2,124,853	$1,933,142
Investing activities	20,094	(212,270)	(408,652)	(600,828)
Financing activities	(2,485,444)	45,121	35,592	(2,404,731)
Effect of exchange rates on cash	—	—	(138,327)	(138,327)
Intercompany activity	1,864,385	(507,139)	(1,357,246)	—

Net increase (decrease) in cash and cash equivalents	(1,474,655)	7,691	256,220	(1,210,744)
Cash and cash equivalents at the beginning of period	4,851,075	26,378	252,591	5,130,044

Cash and cash equivalents at the end of period	$3,376,420	$34,069	$508,811	$3,919,300

	Condensed Consolidating Cash Flows June 27, 2015
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Cash flows provided by (used for):
Operating activities	$(359,239)	$2,363,836	$(449,113)	$1,555,484
Investing activities	(160,234)	(108,099)	(386,013)	(654,346)
Financing activities	3,832,479	(6,022)	71,105	3,897,562
Effect of exchange rates on cash	—	—	(81,702)	(81,702)
Intercompany activity	1,379,112	(2,251,109)	871,997	—

Net increase (decrease) in cash and cash equivalents	4,692,118	(1,394)	26,274	4,716,998
Cash and cash equivalents at the beginning of period	158,957	27,772	226,317	413,046

Cash and cash equivalents at the end of period	$4,851,075	$26,378	$252,591	$5,130,044

	Condensed Consolidating Cash Flows June 28, 2014
	Sysco	Certain U.S. Broadline Subsidiaries	Other Non-Guarantor Subsidiaries	Consolidated Totals
	(In thousands)
Cash flows provided by (used for):
Operating activities	$(504,119)	$1,541,062	$455,872	$1,492,815
Investing activities	(51,290)	(171,979)	(353,569)	(576,838)
Financing activities	(919,627)	3,872	(103)	(915,858)
Effect of exchange rates on cash	—	—	642	642
Intercompany activity	1,426,402	(1,369,478)	(56,924)	—

Net increase (decrease) in cash and cash equivalents	(48,634)	3,477	45,918	761
Cash and cash equivalents at the beginning of period	207,591	24,295	180,399	412,285

Cash and cash equivalents at the end of period	$158,957	$27,772	$226,317	$413,046

24. QUARTERLY RESULTS (UNAUDITED)

Financial information for each quarter in the years ended July 2, 2016 and June 27, 2015 is set forth below:

	Fiscal 2016 Quarter Ended
	September 26 (1)	December 26	March 26	July 2 (2), (3)	Fiscal Year (3)
	(In thousands except for per share data)
Sales	$12,562,611	$12,153,626	$12,002,791	$13,647,891	$50,366,919
Cost of sales	10,324,616	9,996,812	9,859,966	11,145,053	41,326,447

Gross profit	2,237,995	2,156,814	2,142,825	2,502,838	9,040,472
Operating expenses	1,744,521	1,724,231	1,765,207	1,956,013	7,189,972

Operating income	493,474	432,583	377,618	546,825	1,850,500
Interest expense	126,907	47,235	57,699	74,305	306,146
Other expense (income), net	(15,240)	(7,764)	(6,952)	141,303	111,347

Earnings before income taxes	381,807	393,112	326,871	331,217	1,433,007
Income taxes	137,387	120,713	109,735	115,550	483,385

Net earnings	$244,420	$272,399	$217,136	$215,667	$949,622

Per share:
Basic net earnings	$0.41	$0.48	$0.38	$0.38	$1.66
Diluted net earnings	0.41	0.48	0.38	0.38	1.64
Dividends declared	0.30	0.31	0.31	0.31	1.23
Market price — high/low	42-35	42-38	47-39	51-45	51-35

	Fiscal 2015 Quarter Ended
	September 27	December 27	March 28	June 27 (4)	Fiscal Year
	(In thousands except for per share data)
Sales	$12,445,081	$12,087,074	$11,746,659	$12,401,938	$48,680,752
Cost of sales	10,256,364	10,001,937	9,689,161	10,181,774	40,129,236

Gross profit	2,188,717	2,085,137	2,057,498	2,220,164	8,551,516
Operating expenses	1,723,104	1,769,691	1,730,190	2,099,169	7,322,154

Operating income	465,613	315,446	327,308	120,995	1,229,362
Interest expense	30,934	77,042	69,550	77,281	254,807
Other expense (income), net	(2,188)	2,207	(8,577)	(25,034)	(33,592)

Earnings before income taxes	436,867	236,197	266,335	68,748	1,008,147
Income taxes	158,054	78,218	89,380	(4,278)	321,374

Net earnings	$278,813	$157,979	$176,955	$73,026	$686,773

Per share:
Basic net earnings	$0.47	$0.27	$0.30	$0.12	$1.16
Diluted net earnings	0.47	0.27	0.30	0.12	1.15
Dividends declared	0.29	0.30	0.30	0.30	1.19
Market price — high/low	39-36	41-36	41-38	39-36	41-36

Percentage change — 2016 vs. 2015:

	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Fiscal Year
Sales	1%	1%	2%	10%	3%
Operating income	6	37	15	352	51
Net earnings	(12)	72	23	195	38
Basic net earnings per share	(13)	78	27	217	43
Diluted net earnings per share	(13)	78	27	217	43

(1)	Sysco’s first quarter of fiscal 2016 included a charge for $94.8 million in interest expense related to the redemption of senior notes. See Note 11 “Debt and Other Financing Arrangements”.
(2)	Sysco’s fourth quarter of fiscal 2016 includes a remeasurement loss of $101.2 million in other expense (income), net due to the remeasurement of foreign cash held by Sysco for the Brakes Acquisition.
(3)	Sysco’s fiscal year ends on the Saturday nearest to June 30th, which resulted in a 14-week quarter and 53-week year ending July 2, 2016 for fiscal 2016.
(4)	Sysco fourth quarter of fiscal 2015 included a charge for termination payments totaling $312.5 million in operating expenses related to the merger that had been proposed with US Foods that did not occur.

25. SUBSEQUENT EVENTS

Brakes Acquisition and Hedging Transactions

On July 5, 2016, following the end of fiscal year 2016, Sysco closed the Brakes Acquisition. The aggregate enterprise value paid by Sysco in connection with the Brakes Acquisition was approximately £2.3 billion (approximately $3.1 billion based on exchange rates on July 5, 2016), and included the repayment of approximately $2.3 billion of the Brakes Group’s then outstanding financial debt. The purchase price was paid primarily in cash from recent debt issuances and other cash on hand, and was subject to certain adjustments as provided in the Purchase Agreement. The Brakes Group is now wholly owned by Sysco.

In conjunction with the closing of the Brakes Acquisition, Sysco entered into various net investment hedge transactions and cross currency swap transactions in order to mitigate foreign exchange risk. Sysco designated Euro Notes issued in June 2016 and various intercompany notes as hedges of a portion of its net investment in Euro-denominated and Sterling-denominated foreign operations to reduce foreign currency risk associated with the investment in these operations. Changes in the value of this debt items resulting from fluctuations in the underlying exchange rates to U.S. Dollar exchange rates will be recorded as foreign currency translation adjustments within Accumulated other comprehensive income (loss). The company entered into various cross currency swaps to mitigate the risk of exchange rate changes when an intercompany loan is not in the functional currency of one of its subsidiaries. These have been designated as cash flow hedges with changes to be recorded within foreign currency translation adjustments within Accumulated other comprehensive income (loss). Additional cross currency swaps were entered into to create additional net investment hedges.